UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.
AXALTA COATING SYSTEMS LTD.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of 2022 Annual General Meeting
of Members and Proxy Statement
Axalta Coating Systems Ltd.

Wednesday, June 8, 2022 at 10:00 a.m., eastern time
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING OF MEMBERS TO BE HELD ON JUNE 8, 2022:

The Notice of Internet Availability of Proxy Materials, Notice of Annual General Meeting of Members, Proxy Statement and Annual Report are available at www.proxyvote.com

Axalta Coating Systems Ltd.
50 Applied Bank Blvd, Suite 300
Glen Mills, PA 19342 April 22, 2022

"In the face of significant macroeconomic headwinds, we made notable progress in driving the continued evolution of our business, including investments in our global talent and acquisitions and the development of environmental, social and governance goals that are at the forefront of the coatings industry. We believe that our progress in 2021 has set the stage for future success in 2022 and beyond."

Dear Fellow Shareholder:

2021 was a successful year for Axalta, as our global team continued its strong performance despite ongoing challenges resulting from the global COVID-19 pandemic and global supply chain disruptions. In addition to another year of strong financial results in the face of significant macroeconomic headwinds, we made notable progress in driving the continued evolution of our business, including investments in our global talent and acquisitions and the development of environmental, social and governance goals that are at the forefront of the coatings industry. We believe that our progress in 2021 has set the stage for future success in 2022 and beyond.

We are excited that, after two years of hosting our Annual General Meeting virtually, the 2022 Annual General Meeting of Members will be held in person. You are cordially invited to attend the meeting on June 8, 2022 at 10:00 a.m. eastern time at our global headquarters located in Glen Mills, Pennsylvania.

You will find information regarding the matters to be voted upon in the attached Notice of the 2022 Annual General Meeting and Proxy Statement. We are sending our shareholders, referred to as “members” under Bermuda law, a notice regarding the availability of this Proxy Statement, our 2021 Annual Report to Members and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials and reduces the impact on the environment and our printing and mailing costs. You may request a paper copy of these materials using one of the methods described in the Notice.

Whether or not you are able to join the meeting, it is important that your common shares be represented and voted at the Annual General Meeting. Please follow the voting instructions provided in the Notice of Internet Availability of Proxy Materials. If you requested printed versions by mail, these printed proxy materials also include the proxy card or voting instruction form for the Annual General Meeting.

Sincerely,

William M. Cook Non-Executive Board Chair	Robert W. Bryant Chief Executive Officer and President

AXALTA COATING SYSTEMS LTD.
50 Applied Bank Blvd, Suite 300
Glen Mills, PA 19342

Notice of 2022 Annual General Meeting

Time and Date:	Place*:
10:00 a.m., eastern time, on Wednesday, June 8, 2022	50 Applied Bank Blvd, Glen Mills, PA 19342
Who Can Vote:
Only holders of our common shares at the close of business on April 14, 2022, the record date, will be entitled to receive notice of, and to vote at, the Annual General Meeting.
Annual Report:
Our 2021 Annual Report to Members accompanies but is not part of this Proxy Statement.
Proxy Voting:
Your Vote is Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual General Meeting. Promptly voting your shares via the Internet, by telephone or by signing, dating and returning your proxy card or voting instruction form will save the Company the expense and extra effort of additional solicitation. If you wish to vote by mail, for those receiving printed copies of the proxy materials we have enclosed an envelope, postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option. You may revoke your proxy at any time before it is voted by delivering to the Company a subsequently executed proxy or a written notice of revocation or by voting at the Annual General Meeting.
Items of Business:
•	Election of nine directors to serve until the 2023 Annual General Meeting of Members;
•
Appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2023 Annual General Meeting of Members and delegation of authority to the Board of Directors of the Company, acting through the Audit Committee, to set the terms and remuneration thereof;

•	Non-binding advisory vote to approve the compensation paid to our named executive officers;
and
•	To transact any other business that may properly come before the Annual General Meeting.
Date of Mailing:
A Notice of Internet Availability of Proxy Materials or this Proxy Statement is first being mailed to shareholders on or about April 22, 2022.
BY ORDER OF THE BOARD OF DIRECTORS,
Sincerely,

Brian A. Berube
Senior Vice President, General Counsel & Corporate Secretary
April 22, 2022
*
Due to the ongoing COVID-19 pandemic, we reserve the right to convert the in-person meeting to a virtual-only or hybrid meeting at a later date. If the meeting is so converted, we will publicly announce the conversion in a press release and post additional information to the "Investors" section of our website. Please check our website in advance of the 2022 Annual General Meeting of Members if you plan to attend in person.

2022 PROXY STATEMENT	i

PROXY SUMMARY
This proxy statement (the “Proxy Statement”) and accompanying proxy materials are being furnished to the members (referred to herein as “shareholders” or “members”) of Axalta Coating Systems Ltd., a Bermuda exempted company (the “Company” or “Axalta”), in connection with the solicitation of proxies by the board of directors of the Company (the “Board” or the “Board of Directors”) for use at the 2022 Annual General Meeting of Members, and at any adjournment or postponement thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of 2022 Annual General Meeting. This summary highlights information contained elsewhere in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. For more complete information about these topics, please review the Company’s complete Proxy Statement and Annual Report on Form 10-K. Please also see the Questions and Answers section beginning on page 80 for important information about proxy materials, voting, virtual attendance at the Annual Meeting, Company documents and communications.
2022 Annual General Meeting
Date:	Wednesday, June 8, 2022	Place:	50 Applied Bank Blvd, Glen Mills, PA 19342
Time:	10:00 a.m., eastern time
Record Date:	April 14, 2022
Note Regarding Forward-Looking Statements
This Proxy Statement contains "forward-looking statements" within the meaning of federal securities laws and should be evaluated as such. These statements often include words such as "anticipate," "expect," "believe," "intend," "aim," "goal," "estimates," "targets," "projected," "projections," "can," "committing," "should," "could," "would," "may," "will," "forecasts" and the negative of these words or other comparable or similar terminology. We base these forward-looking statements on our current expectations, plans and assumptions that we have made in light of our experience, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. As you read and consider this Proxy Statement you should understand that these statements are not guarantees of performance or results, and the forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions, including, but not limited to, the risks and uncertainties described in our Forms 10-K and 10-Q filed with the Securities and Exchange Commission, that may cause actual results to differ materially from the forward-looking statements.

2022 PROXY STATEMENT	1

PROXY SUMMARY

Proposals			Board Recommendation
1	Election of nine directors to serve until the 2023 Annual General Meeting of Members		FOR ☑

	•	The director nominees have a diverse set of backgrounds, characteristics and skills relevant to the leadership of the Board and oversight of the Company

	•	All of our non-employee directors are independent

See pages 9-18 for more information

2
Appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2023 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof
FOR ☑

	•	Independent firm

	•	Significant industry, global audit and financial reporting expertise

See pages 39-41 for more information

3	Non-binding advisory vote to approve the compensation paid to our named executive officers		FOR ☑

	•	Strong alignment of executive pay with Company performance

	•	Oversight of compensation program by fully independent Compensation Committee with assistance of independent compensation consultant

See page 44 for more information

2	AXALTA COATING SYSTEMS

PROXY SUMMARY

Our Board of Directors
Name	Age	Occupation	Standing Committees and Leadership Roles		Other Public Company Boards
Director Nominees
William M. Cook	68	Former chief executive officer	•	Non-Executive Board Chair	2
			•	Audit

Robert W. Bryant	53	Chief Executive Officer and President of Axalta			0

Steven M. Chapman	68	Former business executive	•	Audit	1
			•	Environment, Health, Safety & Sustainability

Tyrone M. Jordan	60	Former business executive	•	Environment, Health, Safety & Sustainability	3
			•	Nominating & Corporate Governance

Deborah J. Kissire	64	Former accounting firm partner	•	Compensation	3
			•	Nominating & Corporate Governance (Chair)

Elizabeth C. Lempres	61	Former consulting firm partner	•	Compensation (Chair)	3
			•	Nominating & Corporate Governance

Robert M. McLaughlin	65	Former financial executive	•	Audit (Chair)	1
			•	Compensation

Rakesh Sachdev	66	Former chief executive officer	•	Audit	3
			•	Compensation

Samuel L. Smolik	69	Former operations executive	•	Environment, Health, Safety & Sustainability (Chair)	0
			•	Nominating & Corporate Governance

2022 PROXY STATEMENT	3

PROXY SUMMARY

Balanced Mix of Skills, Experiences and Other Characteristics

Our Board consists of a diverse group of individuals that provide dedicated and effective oversight of the Company. The following matrix summarizes the skills that the Board considers to be of primary importance to the effective oversight of the Company at this time and illustrates how the current Board members represent such skills. Each director is asked to self-identify such director's skills based on having senior/executive management responsibility for the performance, or direct oversight of, the applicable skill. For example, oversight of a functional area, such as technology/R&D, may serve as the basis for a director to self-identify with a corresponding skill. The skills identified are not an exhaustive list of all skills that are required for the Board’s effective oversight of the Company, nor an exhaustive list of all skills that each director offers. Aligned with our strong focus on advancing environmental, social and governance ("ESG") matters at the Company, ESG-related skills were also included in the director skills matrix exercise. Each Board member has significant experience in, or overseeing, one or more ESG areas, including with respect to corporate governance, sustainability and environmental matters and human capital management matters. We frequently review the individual and collective skills and other characteristics of our Board, including the skills and characteristics shown below and others, to ensure that the Board has an appropriate mix of skills and perspectives to oversee the advancement of the Company’s business objectives. We believe that our directors have the skills, experience, expertise, diversity, tenure and independence needed to oversee the Company’s long-term strategic growth.

4	AXALTA COATING SYSTEMS

PROXY SUMMARY

Cook	Bryant	Chapman	Jordan	Kissire	Lempres	McLaughlin	Sachdev	Smolik
DIRECTOR SKILLS									
Finance and Accounting	✓	✓		✓	✓		✓	✓	
Coatings/Chemicals Industry		✓					✓	✓	✓
Manufacturing	✓		✓	✓			✓	✓	✓
Global Business	✓	✓	✓	✓	✓	✓		✓	✓
End-Market and Related Value Chain	✓	✓	✓	✓				✓	
Technology/R&D			✓	✓				✓	✓
Senior Management	✓	✓	✓	✓	✓	✓	✓	✓	✓
M&A and Strategy	✓	✓	✓	✓	✓	✓	✓	✓	✓
ESG	✓	✓	✓	✓	✓	✓	✓	✓	✓
GOVERNANCE									
Independent Director	Y	N	Y	Y	Y	Y	Y	Y	Y
Total Public Company Boards (including Axalta)	3	1	2	4	4	4	2	4	1
Total Audit Committee Appointments (including Axalta)	3	0	1	2	3	2	2	2	0
DEMOGRAPHICS									
Age	68	53	68	60	64	61	65	66	69
Tenure	2	3	1	<1	5	5	8	1	5
DIVERSITY									
Gender	M	M	M	M	F	F	M	M	M
Race/Ethnicity*	W	W	W	B	W	W	W	A	W
BOARD COMMITTEES (CHAIR, MEMBER)									
Audit	M		M				C	M	
Compensation					M	C	M	M	
Environment, Health, Safety & Sustainability			M	M					C
Nominating & Corporate Governance				M	C	M			M

*A=Asian; B=Black; W=White

2022 PROXY STATEMENT	5

PROXY SUMMARY

2021 Financial and Operating Highlights

While full year 2021 financial results were significantly impacted by the macroeconomic effects stemming from the COVID-19 pandemic, we exhibited strong operating performance in the face of these headwinds. Here are some of our notable achievements for 2021:
•	Net sales were $4,416 million, up 18.2% versus 2020, driven primarily by 10.5% higher volume as a result of a recovery from COVID-19 impacts and 4.0% higher average price and product mix.
•
Income from operations increased 51.4% to $462 million for 2021 and Adjusted EBIT(1) was $623 million, representing volume recovery from COVID-19 impacts during 2020 that were partially offset by impacts from supply chain challenges and inflation.

•
Cash flow from operations of $559 million and free cash flow(1) of $455 million increased in 2021 over 2020, again reflecting solid underlying operating performance and a focus on driving cash flow, despite persistent raw material inflation. In addition, we returned approximately $244 million to shareholders through share repurchases during the year under our Board-approved share repurchase plan.

•	Our Performance Coatings segment noted higher sales volumes across both the Refinish and Industrial end-
markets as a result of demand recovery from the impacts of COVID-19 in 2020, higher average selling prices and product mix, as well as favorable impacts from portfolio changes as a result of closed acquisitions. Our Mobility Coatings segment’s volume recovered from the impacts of COVID-19 in 2020 but was significantly hampered by semiconductor chip and other supply chain shortages impacting customer production, particularly in the Light Vehicle end-market.
•
Operational highlights include another year with a very strong safety record, with an OSHA recordable injury/illness rate of 0.24, which places Axalta among the American Chemistry Council's best performers. We also continued to make progress on both footprint consolidation initiatives as well as enhancing our supply chain processes for improved overall cost structure and operating performance.

•	We introduced 50 new broad product innovations, hundreds of product customizations and developed thousands of new color formulas.
(1)
Adjusted EBIT and free cash flow are not measures of performance under U.S. generally accepted accounting principles (“GAAP”). Please see Appendix A for reconciliations to the most comparable GAAP financial measures.

6	AXALTA COATING SYSTEMS

PROXY SUMMARY

Environmental, Social and Governance Highlights
We recognize that ESG matters are important to long-term shareholder value and we are committed to strong ESG practices, including the following highlights:
•
Board Independence – eight of our nine directors are non-employee directors and are independent under New York Stock Exchange (“NYSE”) listing standards. Our current Chief Executive Officer is the only non-independent member of our Board. In addition, the non-executive Board Chair and all members of each of the Board’s standing committees are independent.

•
Board Diversity – our directors are committed to bringing a diverse set of perspectives and experiences to the Board and four of our nine directors are diverse. We have two female directors serving on the Board, each of whom chairs one of the Board’s standing committees, and two of our directors are racially/ethnically diverse.

•
ESG Goals – in 2021, our management team completed a refreshed ESG materiality assessment* that included interviews with key internal and external stakeholders, including employees, members of our Board and shareholders. Our ESG Steering Committee, formed in 2021, reviewed the results of the materiality assessment and oversaw the development of a new slate of ESG goals, which were publicly released in January 2022. The ESG goals, certain of which are discussed in greater detail below, comprise ten commitments, which we have subdivided under the three pillars of Planet Solutions, Business Solutions and People Solutions, that the Company expects to complete by 2030, as well as a goal for the Company's operations to be carbon neutral by 2040. The 2030 ESG goals are also aligned with the United Nations Sustainable Development Goals ("UN SDGs").

•
Human Capital and Diversity – our Board and the Compensation Committee spent a significant amount of time in 2021 discussing and reviewing management's plans with respect to human capital matters, including discussing the Company's diversity and inclusion strategy and progress. The Board and management are committed to driving the continued evolution of our human capital practices. We are also committed to increasing the diversity of our leadership, and two of our 2030 ESG goals are focused on diversity – to have 30% of management positions globally filled by women and to have, in the U.S. and Canada, 30% of our management positions filled by individuals from underrepresented racial and ethnic groups.

•
Succession Planning – the Company actively engages in developing a pipeline of internal talent with differing backgrounds and experience to assume key leadership positions. The Board has also reviewed an emergency management succession plan in the event that one of our key executives becomes unable or unwilling to serve. Similarly, the Nominating & Corporate Governance Committee regularly discusses Board composition and succession matters, including emergency succession planning for the Board should one of our directors in a leadership role be unable or unwilling to serve.
•
Strong Environment, Health and Safety Practices – Axalta is committed to protecting the environment and the health and safety of our workers. In December 2020, Axalta successfully achieved recertification of our global Responsible Care® Management System (RC14001), which demonstrates that all elements of the Responsible Care® Management System are successfully implemented globally, including with respect to environment, health, safety, process safety, product safety, security and sustainability. The Board maintains a standing committee, the Environment, Health, Safety & Sustainability (“EHS&S”) Committee, that is responsible for oversight of the Company’s policies, performance, strategy and compliance matters related to the environment, health, safety, human rights and sustainability.

•
Robust Sustainability Report – the Company publishes a robust Sustainability Report, which has historically occurred every two years. Our 2020 Sustainability Report, covering 2018-2019, is aligned with both the Global Reporting Initiative (GRI) and Sustainability Accounting Standards Board (SASB) reporting frameworks. We believe that the enhanced 2020 Sustainability Report provides our stakeholders with an even clearer picture of how we are managing sustainability and certain other ESG matters. We also anticipate aligning our next Sustainability Report, which is expected to be released later in 2022, with the Task Force on Climate-related Financial Disclosures (TCFD).

•
Code of Business Conduct and Ethics – the Company maintains a Code of Business Conduct and Ethics, which is provided in 15 languages, that applies to all of our directors and employees, including our executive officers and senior financial and accounting officers. Our entire global team receives annual training on and certifies that they have read and understand the Code of Business Conduct and Ethics.

•
Continued Efforts to Combat the Effects of COVID-19 – we continue to take a measured and thoughtful approach to allow us to operate safely while continuing to deliver on our commitments to our customers. Axalta continues to monitor and enforce global, regional and local guidance on health and safety measures related to COVID-19.

*	Axalta's ESG materiality assessment was intended to discern the matters that our stakeholders believe are significant to Axalta; these matters may not be material from a financial perspective.
Please see the Environmental, Social and Governance Matters section on page 33 for additional information about our ESG practices.

2022 PROXY STATEMENT	7

PROXY SUMMARY

Executive Compensation Highlights
We maintain several guiding principles with respect to the Company's executive compensation programs, and review our compensation programs on an ongoing basis to ensure that market and regulatory best practices, as well as input from our shareholders, are considered and addressed, including:
•
Performance-Based Compensation – a significant amount of our executive officers’ compensation is performance-based, including awards of performance-based stock in 2021 tied to our profitability and return on invested capital, with total shareholder return relative to the S&P 400 Materials Index as a modifying component. The 2021 performance-based stock awards comprise approximately 60% of the grant date fair value of the 2021 long-term equity awards granted to executive officers.

•
Significant At-Risk Pay – we believe that a significant portion of our named executive officers' compensation should be earned based on the Company's performance. 83% of our Chief Executive Officer’s pay and, on average, 72% of our other named executive officers’ pay was at risk in 2021 (i.e., annual performance-based compensation and long-term equity incentive awards).

•	Incentive Compensation Recoupment Policy – the Company’s “clawback” policy provides that the
Compensation Committee may require reimbursement of incentive compensation awarded to certain members of our senior leadership team, including our executive officers, if the Company is required to restate its financial results. This policy was amended in 2020 to permit the Compensation Committee to recoup incentive compensation in certain other instances, including as a result of a covered person’s material breach of certain Company policies, such as the Code of Business Conduct and Ethics.
•
Hedging and Pledging Prohibited – the Company’s insider trading policy prohibits our officers, directors and employees from pledging their common shares as collateral or engaging in hedging or short sale transactions in our common shares.

•
Equity Plan Design Features – our equity plan includes minimum 12-month vesting periods (subject to certain exceptions) and prohibitions on liberal share recycling, option repricing and payment of dividends until the related award vests.

•	Double Trigger Vesting Provisions – our equity plan also provides double trigger vesting provisions for long-term equity awards in the event of a Change-in-Control.

8	AXALTA COATING SYSTEMS

Proposal 1	Election of nine directors to serve until the 2023 Annual General Meeting of Members
☑ The Board recommends a vote FOR the director nominees.

• The director nominees have a diverse set of backgrounds, characteristics and skills relevant to the leadership of the Board and oversight of the Company.

• All of our non-employee directors are independent.

Our Board of Directors currently consists of nine directors, each of whom are proposed for election as directors at the Annual Meeting to serve until the Annual General Meeting of Members in 2023, or until each such director's successor is duly elected or until the earliest of each such director's death, resignation or removal. In addition to the information provided in the matrix on page 5, information regarding our directors’ professional experience, education, skills, ages and other relevant information is set forth below.
The nominees are presently serving as directors of the Company, and they have agreed to stand for reelection. However, if for any reason any nominee shall not be a candidate for election as a director at the Annual Meeting, it is intended that shares represented by the accompanying proxy will be voted for the election of a substitute nominee designated by our Board of Directors, or, alternatively, the Board may determine to leave the vacancy temporarily unfilled.

2022 PROXY STATEMENT	9

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Nominees for Election as Directors to Serve Until the 2023 Annual General Meeting of Members

William M. Cook

Age: 68

Axalta Board Service

• Tenure: 2 years (May 2019) • Non-Executive Board Chair • Audit Committee

Independent
Professional Experience
•	Former Executive Chairman, President, Chief Executive Officer and Chief Financial Officer of Donaldson Company, Inc., an international manufacturer of filtration systems and replacement parts
•	Began career at Ford Motor Company as a financial analyst
Education
•	Bachelor’s degree in business management and MBA from Virginia Polytechnic Institute and State University
Relevant Skills
•
Significant business, financial and organizational leadership skills, with deep familiarity in international industrial business gained while serving in senior executive roles for Donaldson Company, Inc. over a 35-year career

•	Extensive experience serving as a public company board member
•	Substantial board experience relevant to the coatings industry
Other
•	Non-Executive Chairman of the Board of Directors of IDEX Corporation (NYSE: IEX), a leading manufacturer of fluidic systems and specialty engineered products
•	Non-Executive Chairman of the Board of Directors of Neenah, Inc. (NYSE: NP), an international manufacturer of paper and packaging
•	Director of Virginia Tech Corps of Cadets Advisory Board
•	Former director of The Valspar Corporation from 2010 to 2017

10	AXALTA COATING SYSTEMS

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Robert W. Bryant

Age: 53

Axalta Board Service

• Tenure: 3 years (December 2018)

Professional Experience
•	Chief Executive Officer and President of Axalta
•	Former Executive Vice President and Chief Financial Officer of Axalta
•	Former Senior Vice President and Chief Financial Officer of Roll Global LLC
•	Former Executive Vice President of Strategy, New Business Development, and Information Technology at Grupo Industrial Saltillo, S.A.B. de C.V.
•	Former President of Bryant & Company
•
Other prior positions include serving as Managing Principal with Texas Pacific Group’s Newbridge Latin America, L.P., a Senior Associate with Booz Allen Hamilton Inc., and an Assistant Investment Officer with the International Finance Corporation

•	Began career at Credit Suisse First Boston in the Mergers & Acquisitions Group
Education
•	Bachelor’s degree in Economics from the University of Florida
•	MBA from Harvard Business School
Relevant Skills
•	Substantial and diverse business and management experience across multiple industries and geographies
•	Significant experience in financial management, mergers and acquisitions and strategic planning for public and private companies
•	Extensive knowledge of the paints and coatings industry and the Company’s operations in his current role as Chief Executive Officer and former role as Chief Financial Officer
Other
•	Member of the Board of Directors of the American Coatings Association

2022 PROXY STATEMENT	11

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Steven M. Chapman

Age: 68

Axalta Board Service

• Tenure: 1 year (July 2020) • Audit Committee • Environment, Health, Safety & Sustainability Committee

Independent
Professional Experience
•	Former Group Vice President, China and Russia, for Cummins Inc., a global manufacturer of diesel engines and related components and power systems
•	Previously held other senior positions at Cummins Inc., including President - International Distributor Business and Vice President - International
Education
•	Bachelor's degree in Asian Studies from St. Olaf College
•	Master of Public Policy and Management from the Yale University School of Management
Relevant Skills
•	More than three decades of experience working in a global industrial manufacturing business
•	Substantial international background, having lived and managed businesses in China and emerging markets
•	Extensive experience in joint ventures, adapting products and operations for emerging markets, distribution and organizational development outside of North America
Other
•	Chairman of the Board of Directors of Cummins India Limited (BSE: CUMMINSIND), the Indian operations of Cummins Inc.
•	Senior Advisor to the China-U.S. Industrial Cooperation Partnership, a private equity fund managed by Goldman Sachs
•	Member of the Board of Trustees of Carthage College in Kenosha, Wisconsin
•	Member of the Board of Trustees of the Yale Greater China Board of Advisors

12	AXALTA COATING SYSTEMS

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Tyrone M. Jordan

Age: 60

Axalta Board Service

• Tenure: <1 year (June 2021) • Environment, Health, Safety & Sustainability Committee • Nominating & Corporate Governance Committee

Independent
Professional Experience
•
Former President and Chief Operating Officer of DURA Automotive Systems, a leading supplier of electric/hybrid systems, advanced-driver assistance systems, mechatronics, lightweight structural systems and luxury trim systems for all premier automotive brands

•	Former Executive Vice President, Global Operations and Customer Experience of General Motors
•	Former Senior Vice President, Global Operations and Supply Chain of United Technologies Corporation
Education
•	Bachelor's degree in Pre-Law from Eastern Michigan University
•	Bachelor of applied science degree in Industrial Engineering Technology from Purdue University
•	Executive Aerospace & Defense Master of Business Administration (ADMBA) in Operations, Strategy & Finance from the University of Tennessee
Relevant Skills
•	Significant operational, financial and technology experience
•	Deep experience in the automotive industry
•	Broad experience serving as a public company board member
Other
•
Member of the Board of Directors of Oshkosh Corporation (NYSE: OSK), a leading industrial company that designs and builds specialty trucks, military vehicles, truck bodies, airport fire apparatus and access equipment

•	Member of the Board of Directors of Trinity Industries, Inc. (NYSE: TRN), a premier provider of railcar products and services
•	Member of the Board of Directors of TPI Composites, Inc. (NASDAQ: TPIC), a leading manufacturer of composite wind blades and related precision molding and assembly systems
•	Dean’s Advisory Board of the College of Business of Eastern Michigan University

2022 PROXY STATEMENT	13

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Deborah J. Kissire

Age: 64

Axalta Board Service

• Tenure: 5 years (December 2016) • Compensation Committee • Nominating & Corporate Governance Committee (Chair)

Independent
Professional Experience
•	Former Vice Chair and Regional Managing Partner at Ernst & Young LLP (EY), and member of the Americas Executive Board and Global Practice Group
•	Previously held other senior positions at EY, including Vice Chair and Regional Managing Partner for the East Central and Mid-Atlantic Regions and U.S. Vice Chair of Sales and Business Development
Education
•	Bachelor’s degree in Accounting from Texas State University
Relevant Skills
•	Extensive experience in the financial oversight of public companies
•	Experience launching new business and practice areas and leading acquisitions, business unit consolidations and successful integrations
•	Expertise in financial reporting, audit process, U.S. taxation, governance, mergers and acquisitions, transaction integration and human capital management
Other
•	Member of the Board of Directors of Cable One, Inc. (NYSE: CABO), a leading American cable and Internet service provider
•	Member of the Board of Directors of Celanese Corporation (NYSE: CE), a global technology and specialty materials company
•	Member of the Board of Directors of Omnicom Group Inc. (NYSE: OMC), a global marketing and corporate communications holding company based in the U.S.
•	Member of the Leadership Council for Texas State University’s McCoy College of Business

14	AXALTA COATING SYSTEMS

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Elizabeth C. Lempres

Age: 61

Axalta Board Service

• Tenure: 5 years (April 2017) • Compensation Committee (Chair) • Nominating & Corporate Governance Committee

Independent
Professional Experience
•
Former Senior Partner, member of the Board of Directors, and leader of the Global Private Equity and Principal Investing Practice at McKinsey & Company, as well as other senior positions including leader of the Global Consumer Practice, Managing Partner of the firm’s Boston office, Global Compensation Policy Committee member and chair of the committee responsible for partner evaluation and hiring lateral partners

•	Former Systems Engineer at IBM
•	Participated in GE’s Edison Engineering Development Program with its Gas Turbine Division
Education
•	Bachelor’s degree in Engineering from Dartmouth College
•	MBA from Harvard Business School, and designated a Baker Scholar
Relevant Skills
•	Career focus on performance transformation, with deep experience in driving organic and inorganic growth and implementing new business models
•
Substantial experience in consulting across multiple sectors, including industrial products, consumer products, retail, financial services, health care and technology and leading engagements in 15 countries across North America, Latin America, Europe, Asia and Africa

Other
•	Member of the Board of Directors of General Mills, Inc. (NYSE: GIS), an international manufacturer of consumer packaged foods
•	Member of the Board of Directors of Great-West Lifeco (TSX: GWO), an international financial services company
•	Member of the Board of Directors of Culligan International, a leader in residential, office, commercial and industrial water treatment
•	Member of the Board of Directors of Traeger, Inc. (NYSE: COOK), a leader in wood pellet fueled barbeque grills
•	Chair, Dartmouth College Board of Trustees and member, Dartmouth College Thayer School of Engineering Advisory Board

2022 PROXY STATEMENT	15

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Robert M. McLaughlin

Age: 65

Axalta Board Service

• Tenure: 8 years (April 2014) • Audit Committee (Chair) • Compensation Committee

Independent
Professional Experience
•
Former Senior Vice President and Chief Financial Officer of, and other senior positions with, Airgas, Inc., a leading U.S. supplier of industrial, medical and specialty gases and hard goods, such as personal protective equipment, welding equipment and other related products

•	Former Vice President of Finance for Asbury Automotive Group
•	Former Vice President of Finance and other senior financial positions at Unisource Worldwide, Inc.
•	Began career at Ernst & Young LLP
•	Certified Public Accountant
Education
•	Bachelor’s degree in Accounting from University of Dayton
Relevant Skills
•	Significant and diverse business experience
•	Substantial experience in all aspects of financial management and strategic planning in a public company environment
Other
•	Member of the Board of Directors of Beacon Roofing Supply, Inc. (NASDAQ: BECN), the largest publicly traded distributor of residential and non-residential roofing materials in the U.S.

16	AXALTA COATING SYSTEMS

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Rakesh Sachdev

Age: 66

Axalta Board Service

• Tenure: 1 year (August 2020) • Audit Committee • Compensation Committee

Independent
Professional Experience
•	Former Chief Executive Officer of Platform Specialty Products Corporation, now renamed Element Solutions Inc., a leading global specialty chemicals company
•	Former President and Chief Executive Officer of Sigma-Aldrich Corporation, a leading global life sciences and technology company, prior to its acquisition by Merck KGaA
Education
•	Bachelor's degree in Mechanical Engineering from the Indian Institute of Technology, Delhi
•	M.S. in Mechanical Engineering from the University of Illinois at Urbana-Champaign
•	MBA from Indiana University
Relevant Skills
•	Extensive experience in the management of public and private chemical, industrial and life sciences businesses
•	Significant expertise in finance, strategy and international business transactions
Other
•	Chairman of the Board of Directors of Regal Rexnord Corporation (NYSE: RRX), a global manufacturer of motors, bearings, gearing, conveyor technologies, blowers, electric components and couplings
•	Member of the Board of Directors of Edgewell Personal Care Company (NYSE: EPC), a leading consumer products manufacturer
•	Member of the Board of Directors of Herc Holdings Inc. (NYSE: HRI), a leading equipment rental company
•	Senior Advisor to New Mountain Capital, a private equity company

2022 PROXY STATEMENT	17

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Samuel L. Smolik

Age: 69

Axalta Board Service

• Tenure: 5 years (September 2016) • Environment, Health, Safety & Sustainability Committee (Chair) • Nominating & Corporate Governance Committee

Independent
Professional Experience
•	Former Senior Vice President – Americas Manufacturing and other senior positions at LyondellBasell Industries, one of the world’s largest plastics, chemical and refining companies
•	Former Vice President – Global Downstream Health, Safety, Security and Environment at Shell
•	Former Vice President, Global Environment, Health, Safety and Security and other positions of increasing responsibility at The Dow Chemical Company
Education
•	Bachelor’s degree in Chemical Engineering from The University of Texas at Austin
Relevant Skills
•	Extensive experience in global operations and environmental, health and safety matters in the oil and petrochemicals industry
•	Leadership experience from working internationally in numerous countries and cultures
•	Significant experience working with government agencies and non-governmental organizations
•	Considerable experience in sustainable development and corporate social responsibility
Other
•	Member of the Board of Directors of Evergreen North America Industrial Services, a leading provider of environmental and industrial cleaning solutions
•	Previously active with American Fuel & Petrochemical Manufacturers Association and American Chemistry Council
•
Involved with a number of community, education and other nonprofit organizations including The University of Texas at Austin Engineering Advisory Board, the Antwerp International School Foundation where he is Chairman of the Board of Directors, and Ducks Unlimited, the leading wetlands conservation organization in North America, where he serves on the Board of Directors of Ducks Unlimited, Inc. and Ducks Unlimited de Mexico

The Board of Directors recommends a vote “FOR” the election of each of the director nominees to serve until the 2023 Annual General Meeting. Election of each director nominee to our Board of Directors requires the affirmative vote of a plurality of votes cast at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

18	AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS
Policies on Corporate Governance
Our Board believes that strong corporate governance is important to ensure that our business is managed for the long-term benefit of our shareholders. We have adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees, including our executive officers and senior financial and accounting officers. The Board has also adopted Corporate Governance Guidelines, which cover topics including, among other things, director qualification criteria, continuing director education and succession planning. Copies of the current versions of the Code of Business Conduct and Ethics and the Corporate Governance Guidelines are available on our website and will also be provided upon request to any person without charge. Requests should be made in writing to our Corporate Secretary at Axalta Coating Systems Ltd., 50 Applied Bank Blvd, Suite 300, Glen Mills, PA 19342, or by telephone at (855) 547-1461.
Board Leadership Structure
The Board of Directors does not have a set policy with respect to the separation of the offices of the Chair and the Chief Executive Officer (“CEO”), as the Board believes it is in the best interests of the Company and our shareholders to make that determination based on the particular circumstances affecting the Company, as well as the membership of the Board.
In August 2021, Mark Garrett informed the Board of his decision to step down as a member, and as Chair, of the Board. Mr. Garrett joined the Board in June 2016 and had served as Board Chair since June 2019. In connection with Mr. Garrett's departure, the Board, after much discussion and with input from the Nominating & Corporate
Governance Committee, elected Mr. Cook to succeed Mr. Garrett as non-executive Board Chair.
The Board regularly evaluates whether the roles of Chair and CEO should be separate. The Board believes it is important to retain flexibility on this issue and that it should be considered as part of the Board’s broader oversight and succession planning process. At this time, the Board believes that the separation of the Chair and CEO positions is in the best interests of our Company and our shareholders. It allows Mr. Bryant to focus primarily on our vision, business strategy and operations, while leveraging Mr. Cook’s experience and perspectives to lead our Board.
Board Role in Strategy Oversight
The Board is responsible for overseeing the Company's strategy, operations and results in order to drive long-term value for our shareholders. The Board conducts an in-depth review of the Company's near- and long-term strategic plan on an annual basis and receives regular updates on the strategic plan, as well as various operating matters, throughout the course of the year. During the in-depth review, which may be held over several days, the Board discusses with senior management the Company's strategic plan, both with respect to the entire enterprise and each of the Company's end-markets and covering the
Company's near- and longer-term priorities and goals. The Board also discusses our strategy, operations and results in executive sessions, with and without our CEO in attendance. In addition, each of the Board's standing committees regularly reviews and discusses with management topics that are critical to the success of our strategic plan. We believe that the Board's oversight of our strategy is comprehensive and effectively holds management accountable to develop a strategic plan that positions the Company to deliver long-term shareholder value.

2022 PROXY STATEMENT	19

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Role in Risk Oversight

In addition to its strategic oversight, the Board provides overall risk oversight focusing on the most significant risks facing our Company. The Board engages in an annual review of the Company's enterprise risk management processes, including discussing with management the Company’s overall risk profile as well as the key risks that are identified from the Company's enterprise risk management processes, including risks related to operations, supply chain, cybersecurity, human capital management and diversity and inclusion. In addition, the Board, together with its standing committees, oversees the risk management processes that are implemented by our executives to determine whether these processes are functioning as intended and are consistent with our business and strategy as well as best practices. The Board’s role in risk oversight has not had a significant effect on its leadership structure, although we believe our current leadership structure, with Mr. Cook serving as non-
executive Board Chair and Mr. Bryant serving as CEO, enhances the Board’s effectiveness in risk oversight.
The Audit Committee is tasked with overseeing our financial risks and risk management policies. The Audit Committee is also specifically tasked with reviewing our compliance with legal and regulatory requirements and any related compliance policies and programs with management, our independent auditors and our legal counsel, as appropriate. Members of our management who have responsibility for designing and implementing our risk management processes regularly meet with the Audit Committee, and the Audit Committee is updated on a regular basis on relevant and significant risk areas. In addition, the Audit Committee oversees cybersecurity risks facing the Company, which are also regularly reviewed by the full Board. As part of this oversight, the Audit Committee receives regular updates from management on ongoing information security and other trainings provided

20	AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

to the Company's global workforce. The EHS&S Committee is tasked with overseeing management’s monitoring and enforcement of the Company’s policies to protect the health and safety of employees, contractors, customers, the public and the environment, as well as overseeing other sustainability matters, including human rights, and the Company's manufacturing operations. The Compensation Committee oversees risks associated with executive and employee compensation and human capital management matters, and the Nominating & Corporate Governance Committee oversees risks associated with corporate governance matters.
The full Board considers specific risk topics, including risks related to CEO and management succession planning, risks associated with our business plan, strategies and capital structure and other significant risks that merit review and discussion by the Board. In addition, the Board receives reports from the committee chairs on risks overseen by their respective committees and discusses with members of our management the risks involved with their respective areas of responsibility. The Board is also informed as appropriate of developments that could adversely affect our risk profile or other aspects of our business. As provided in our Corporate Governance Guidelines, all directors have access to management and the Company's employees, including in connection with the exercise of their risk oversight.

2022 PROXY STATEMENT	21

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Role in ESG Oversight
The Board oversees ESG matters generally as part of its oversight of our business strategy and risk management, and the Board's standing committees each oversee specific ESG matters, risks and goals that fall within their respective areas of responsibility. For example: the Audit Committee has oversight responsibility for compliance matters; the Compensation Committee has oversight responsibility for human capital management matters, including diversity and inclusion; the EHS&S Committee has oversight responsibility for environmental, health, safety and sustainability matters, including with respect to climate-related risks and opportunities; and the Nominating & Corporate Governance Committee has responsibility for ensuring that Axalta maintains strong governance practices. As part of this effort, the Nominating & Corporate Governance Committee also regularly discusses the Company's ESG practices, goals and disclosures, in terms of both the current ESG landscape and potential developments, in order to ensure that all relevant ESG matters are overseen by the Board and its standing committees and communicated to our shareholders and other stakeholders. The Board and its standing committees regularly discuss with management a variety of ESG topics that are significant to our business and stakeholders.
Execution of the Company's ESG strategy is overseen and carried out by the Company's senior management team. In 2021, we created an ESG Steering Committee, which includes cross-functional members of our senior executive team, to better coordinate ESG efforts within our business. The ESG Steering Committee is responsible for setting direction and driving accountability as we address significant ESG issues, engage with key stakeholders, develop ESG goals and measure and report our progress on the same.
Director Independence
Our Corporate Governance Guidelines require that the Board be composed of a majority of directors who are “independent” under applicable NYSE rules and state the Board’s belief that a substantial majority of directors should be independent. Our Board has determined that all of our directors other than Mr. Bryant are independent under the NYSE listing standards.
In reaching this determination, the Board considers all known relevant facts and circumstances about any relationship bearing on the independence of a director (or nominee, if applicable). The Board also considers transactions and arrangements entered into in the ordinary course, including the purchase or sale of products and services and the making of charitable donations, between the Company and its subsidiaries and any other organization where a director (or nominee, if applicable) or an immediate family member may have relationships pertinent to the independence determination.

22	AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Director Identification, Recruitment and Nominations
When the Board or the Nominating & Governance Committee has identified the need to add a new Board member, whether as result of a vacancy on our Board or otherwise, the Nominating & Governance Committee will initiate a search. The committee chair leads the search and will seek input from relevant stakeholders, including other Directors and management, in order to identify the best possible candidates given the current and future needs of the Board and the Company. The Nominating & Corporate Governance Committee may also, from time to time, engage a search firm to identify director candidates, and the committee has sole authority to retain and terminate any such firm. Members of the Nominating & Corporate Governance Committee and other members of the Board, including the Chair, will interview and evaluate each potential director candidate based on the qualifications discussed below, and, ultimately, the Nominating & Corporate Governance Committee will recommend to the Board the appointment of any suitable director candidates.
The Nominating & Corporate Governance Committee will also consider director nominees recommended by our shareholders. A shareholder who wishes to recommend a director candidate for consideration by the Nominating & Corporate Governance Committee should send the recommendation to our Corporate Secretary at Axalta Coating Systems Ltd., 50 Applied Bank Blvd, Suite 300, Glen Mills, PA 19342, who will then forward it to the Nominating & Corporate Governance Committee. The recommendation must include a description of the candidate’s qualifications for board service, including all of the information that would be required to be disclosed pursuant to Item 404 of Regulation S-K (as amended from time to time) promulgated by the Securities and Exchange Commission (“SEC”), the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a candidate for election, rather than recommend the individual to the Nominating & Corporate Governance Committee as a nominee, must comply with the notice procedures set forth in our Bye-laws and applicable SEC requirements. See “Shareholder Proposals for the Company's 2023 Annual General Meeting of Members” for more information on these procedures.
The Nominating & Corporate Governance Committee will consider and evaluate persons recommended by the shareholders in the same manner as it considers and evaluates other potential directors, including incumbent directors.

2022 PROXY STATEMENT	23

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Director Qualifications
The Board believes that its membership should consist of persons with sufficiently diverse and independent backgrounds and with the relevant expertise required to serve as a director of the Company. The Nominating & Corporate Governance Committee is tasked with ensuring that the Board meets this objective and is responsible for reviewing the qualifications of potential director candidates and recommending to the Board candidates to be nominated for election to the Board of Directors. Our Corporate Governance Guidelines, which are available on our website as described above, set forth criteria that the Nominating & Corporate Governance Committee will consider when evaluating a director candidate for membership on the Board of Directors. These criteria are as follows: professional experience; education; skills; diversity; differences of viewpoint; other individual qualities and attributes that will positively contribute to the Board, including integrity and high ethical standards; experience with business administration processes and principles; ability to express opinions, ask difficult questions and make informed, independent judgments; significant experience in at least one specialty area; and the ability to devote sufficient time to prepare for and attend Board meetings. The Nominating & Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee.
Our Nominating & Corporate Governance Committee also considers the mix of backgrounds (including diversity characteristics) and qualifications of the directors and the challenges and needs of the Company to ensure that the
Board of Directors has the necessary experience, knowledge, abilities and makeup to effectively perform its responsibilities. The Board asks its current members, as well as prospective director candidates in connection with any search, to self-identify their individual skill sets and diversity characteristics, including, but not limited to, gender, racial or ethnic background, sexual orientation or identity, disabilities and military service. While the Board does not have a specific written diversity policy, it believes that overall diversity of directors is important to the Board's overall functioning and considers diversity when evaluating director candidates and in director searches.
The average tenure of our directors is approximately four years and none of our directors has a tenure longer than approximately eight years, and four of our nine directors were appointed in the last three years. The Nominating & Corporate Governance Committee considers Board tenure and refreshment as additional relevant criteria in its identification, consideration and recommendation of director candidates.
When considering whether our directors and nominee(s) have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on each person’s background and experience as reflected in the matrix on page 5 and the information discussed in each of the directors’ individual biographies set forth in “Proposal No. 1: Election of Nine Directors to Serve Until the 2023 Annual General Meeting of Members.”
Limitations on Other Board and Audit Committee Service
To ensure all directors are able to devote sufficient time to perform their duties, our Corporate Governance Guidelines provide for certain limitations on the service of our directors:
•	Additional Public Company Boards or Audit Committees – directors may not serve on more than five public company boards of directors or more than three audit committees.
•	Age Limit – no director will be nominated for reelection to the Board after reaching the age of 75 unless an affirmative request is made by the Board for that director to continue service.
In addition, directors must notify the Chair when their principal occupation changes, and the Nominating & Corporate Governance Committee will review the circumstances regarding the change to determine whether continued Board membership is appropriate.

24	AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Composition
Our Board currently consists of nine directors who are elected annually, with Mr. Cook serving as non-executive Board Chair. The number of directors on our Board may be modified from time to time by our Board of Directors in accordance with our Bye-laws. Any directors appointed by the Board to fill vacancies, whether as a result of the increase in the size of the Board or otherwise, would serve only until the next Annual General Meeting or until a director’s earlier death, resignation or removal.
The Nominating & Corporate Governance Committee regularly reviews the composition of the Board and its committees, including periodically reviewing the directors' self-identified skill sets and characteristics, in connection with its ongoing assessment of current and future needs of the Board.
Director Orientation and Continuing Education
We have a process for onboarding and orienting new directors and for providing continuing education to our Board members. As part of our director orientation program, new directors participate in one-on-one introductory meetings with Axalta’s business and functional leaders and are briefed on the Company’s strategic plans, financial statements and processes and key issues, as well as the Company’s governance and compliance policies and procedures. We encourage and pay for our directors to attend continuing education programs on ESG matters, compliance and other critical issues associated with a director’s service on a public company board, as well as site visits to our facilities around the world. Our Board and committees also receive educational programming through guest speakers and substantive issue presentations during Board and committee meetings and other Board events.
Board Meetings, Attendance and Executive Sessions
Directors are expected to spend the time needed and to meet as frequently as necessary to properly fulfill their responsibilities. The Board and its committees meet on a regularly scheduled basis during the year to review our strategy, financial and operational performance, risks, ESG matters and other significant developments affecting us and to act on matters requiring Board approval. The Board and its committees also hold special meetings when an important matter between scheduled meetings requires Board and/or committee review or action. Members of senior management regularly attend meetings of the Board and its committees to report on and discuss their areas of responsibility. Directors are expected to attend Board meetings and meetings of committees on which they serve. In addition, all directors are invited, but not required, to attend our Annual General Meeting of Members. All of our current directors, other than Mr. Jordan who joined the Board in June 2021, attended the 2021 Annual General Meeting.
In general, the independent directors meet in executive session, without the presence of management, in conjunction with regular meetings of the Board and its committees. The Board Chair presides over Board executive sessions with the committee chairs presiding over the sessions of their respective committees. The Board Chair and committee chairs provide feedback from such executive sessions to the CEO and management as appropriate.
During 2021, the Board met 6 times, and all directors attended 75% or more of the meetings of the Board and committees on which they served that were held during their tenure.

2022 PROXY STATEMENT	25

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Evaluation Process
Our Board believes that a comprehensive evaluation enhances the effectiveness of our Board and committees. Each of the Board's standing committees conducts an annual evaluation to determine whether it has complied with its responsibilities under our Bye-laws, the committee charter and applicable laws and regulations. In addition, the Nominating & Corporate Governance Committee oversees an annual evaluation of the Board and its standing committees to assess effectiveness and areas for improvement.
Each year, the Nominating & Corporate Governance Committee discusses and approves the process for the annual Board and committee evaluation to ensure the evaluation effectively assesses the performance of the Board and its committees at that time. The Nominating & Corporate Governance Committee may vary the evaluation process based on the Company's strategy, the needs of the Board and other relevant factors. For 2021, and historically, the Board and committee evaluation was led by the Company's General Counsel.
The 2021 self-evaluation, which is summarized by the accompanying graphic, solicited director feedback on, among other things, the following topics:
•	Board and committee composition, including skills, background, diversity and experience, among other items;
•	The Board's oversight of strategy, ESG matters, including with respect to human capital, the Company's enterprise risk management processes and succession planning;
•	The quality of the Board and committee participation, process and meeting agendas/materials;
•	Whether and how well each committee has performed the responsibilities in its charter;
•	Areas where the Board and committees should increase their focus;
•	Satisfaction with time allocated for topics and encouragement of open discussion and communication;
•	The current committee structure and whether any new committees should be established; and
•	Access to management, experts and internal and external resources.

01

Corporate Governance Review

Our Nominating & Corporate Governance Committee reviews the elements of our evaluation process to ensure that it allows for the opportunity to provide actionable feedback on the Board's and committees' functioning.

02

Annual Board and Committee Assessments

Each of our Board and our Audit, Compensation, Nominating & Corporate Governance, and EHS&S Committees conducts an annual review of whether and how well it has complied with the responsibilities under its charter. As part of this process, each director assesses the Board's and applicable committees' composition and organization, the quality of participation and process and the quality of meeting agendas and materials.

03

One-on-One Discussions

The General Counsel meets annually with each director to discuss the Board's and committees' operations, performance and areas of potential improvement.

04

Review and Follow Up

The Board Chair and the Nominating & Corporate Governance Committee review the results of the Board evaluation and General Counsel discussions, and the material is shared with the full Board during executive session. Follow-up actions and potential areas for improvement are provided to management and to the Board for implementation.

The 2021 self-evaluation culminated in an anonymized, aggregated report prepared by the General Counsel that was provided to, and discussed with, the Board. As in prior years, certain changes were made to the Board and committee practices based on the 2021 self-evaluation. Examples of such changes over the years include: increased and more structured time for executive sessions; streamlined meeting presentations to focus on key issues to allow more time for, and to foster deeper, discussion; and the addition of directors with certain expertise that is significant to the Company's business and operations.

26	AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Committees
Our Board of Directors oversees the management of our business and affairs as provided by Bermuda law and conducts its business through its meetings and its four standing committees: Audit Committee, Compensation Committee, Nominating & Corporate Governance Committee and Environment, Health, Safety & Sustainability Committee. In addition, from time to time, other committees may be established under the Board’s direction when necessary or advisable to address specific issues.
Each of the standing committees operates under a charter that was approved by our Board of Directors, copies of which are available on our website at www.axalta.com.
Set forth below is the current membership and descriptions of each of the standing committees, with the number of meetings held during the year ended December 31, 2021 in parentheses:

Audit Committee (9) Robert McLaughlin (Chair) Steven Chapman William Cook Rakesh Sachdev	•
Responsible for assisting the Board of Directors in overseeing our accounting and financial reporting processes and other internal control processes, the audits and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, our Code of Business Conduct and Ethics and the performance of our internal audit function.

	•	Oversees financial risks, cybersecurity risks and the Company's risk management policies.
	•	Appoints and oversees our independent registered public accounting firm, including pre-approval of non-audit services.
	•	Mr. McLaughlin was appointed as the chair of the Audit Committee in April 2014.
•
The Board of Directors has determined that Messrs. McLaughlin, Cook, and Sachdev are each an “audit committee financial expert” as such term is defined under the applicable regulations of the SEC and have the requisite accounting or related financial management expertise and financial sophistication under the applicable rules and regulations of the NYSE.

•
The Board of Directors has also determined that each committee member is independent under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NYSE listing standards, for purposes of the Audit Committee.

	•	Mr. McLaughlin joined the Audit Committee in April 2014, Mr. Cook in May 2019, Mr. Chapman in July 2020 and Mr. Sachdev in December 2021.

2022 PROXY STATEMENT	27

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Compensation Committee (7) Elizabeth Lempres (Chair) Deborah Kissire Robert McLaughlin Rakesh Sachdev	•
Responsible for reviewing and approving the compensation philosophy and practices for the Company, reviewing and approving all forms of compensation and benefits to be provided to our Chief Executive Officer, our other executive officers and the Board of Directors, and reviewing and overseeing the administration of our equity incentive plans.

	•	Responsible for the oversight of the Company's human capital management matters, including the Company's diversity and inclusion efforts.
•
Our executive compensation processes and the role of the Compensation Committee, our executive officers, and management in the compensation process are each described under the heading “Compensation Discussion and Analysis — Compensation Governance: Oversight and Administration of the Executive Compensation Program” in this Proxy Statement.

	•	Ms. Lempres was appointed as the chair of the Compensation Committee in January 2019.
	•	The Board of Directors has determined that each committee member is independent under the NYSE listing standards for purposes of the Compensation Committee.
	•	Ms. Kissire joined the Compensation Committee in December 2016, Mr. McLaughlin in January 2017, Ms. Lempres in January 2019 and Mr. Sachdev in August 2020.

Nominating & Corporate Governance Committee (4) Deborah Kissire (Chair) Tyrone Jordan Elizabeth Lempres Samuel Smolik	•	Responsible for identifying and recommending director candidates for election to our Board of Directors and reviewing the Board’s committee structure and recommending membership of the committees.
•
Reviews and recommends the Company’s Corporate Governance Guidelines and makes recommendations to the Board regarding governance and ESG oversight matters, including the Company’s Memorandum of Association, Bye-laws and committee charters.

	•	Oversees succession planning for the Board and its committees, including assessing the directors’ skillsets in light of the Company’s strategy and priorities.
	•	Oversees the annual evaluation of the Board and committees.
	•	Ms. Kissire was appointed as the chair of the Nominating & Corporate Governance Committee in December 2016.
	•	The Board of Directors has determined that each committee member is independent under the NYSE listing standards for purposes of the Nominating & Corporate Governance Committee.
	•	Ms. Kissire joined the Nominating & Corporate Governance Committee in December 2016, Ms. Lempres in September 2017, Mr. Smolik in August 2018 and Mr. Jordan in June 2021.

28	AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Environment, Health, Safety & Sustainability Committee (4) Samuel Smolik (Chair) Steven Chapman Tyrone Jordan	•
Responsible for the oversight and review of the Company’s policies, performance and strategy related to the environment, health, safety, human rights and sustainability, including with respect to climate-related risks and opportunities, as well as the Company's manufacturing operations.

	•	Reviews compliance issues and material proceedings regarding environmental, health, safety and sustainability matters.
	•	Mr. Smolik was appointed as the chair of the EHS&S Committee in February 2017.
	•	Mr. Smolik joined the EHS&S Committee in February 2017, Mr. Chapman in July 2020 and Mr. Jordan in June 2021.
Our Board’s Commitment to Shareholder Engagement
Why We Engage
Our Board and management team appreciate the benefits of regular engagement with our shareholders in order to maintain awareness of their perspectives on Axalta and matters affecting the Company.
Our shareholder engagement efforts allow the Board to:
•	consider the viewpoints of our shareholders in connection with its oversight of management and the Company;
•	discuss key developments in our business including our strategy and performance; and
•	assess issues that may impact our business, corporate activities and governance practices, including ESG matters.
How We Engage
•	We provide institutional investors and equity analysts with opportunities to engage with, and provide feedback to, the Company.
•	Our management participates in industry conferences, one-on-one investor meetings and non-deal roadshows.
•	Between March 2021 and March 2022, we engaged with investors representing approximately 70% of our shareholder base (based on share ownership). These engagements focused primarily on our business and performance and shareholders did not raise any material governance, compensation or other ESG issues.
•	In May 2021, Axalta hosted a virtual Capital Markets Day with over 400 investor participants.

2022 PROXY STATEMENT	29

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board’s Commitment to the Continued Development of our ESG Practices
Our Board is committed to strong ESG practices. The following summary highlights the ESG developments, including changes that were instituted in response to, and in coordination with, our shareholder engagement efforts, overseen and implemented by the Board and management since our November 2014 initial public offering.
ESG Actions
2015-2019	•	Appointed two women to our Board
	•	Appointed Ms. Kissire as the chair of the Nominating & Corporate Governance Committee, our first female director serving in a Board leadership position
	•	Established our EHS&S Committee to oversee environmental, health, safety and sustainability matters, including our Sustainability Report
	•	Initiated the elimination of our classified Board over a three-year transition period
	•	Separated the roles of Chair and CEO
	•	Appointed Ms. Lempres as chair of the Compensation Committee, our second female director in a Board leadership position
	•	Appointed our first independent non-executive Board Chair
	•	Adopted an updated Code of Business Conduct and Ethics
2020	•	Appointed two new directors, Messrs. Chapman and Sachdev, each of whom brings unique and diverse characteristics to our Board
	•	Expanded the Compensation Committee's oversight to include human capital management matters
•
Amended our clawback policy to permit the Company to recoup incentive compensation in certain circumstances, including violations of certain Company policies (e.g., the Code of Business Conduct and Ethics), in addition to a financial restatement

	•	Formalized the EHS&S Committee's responsibility for human rights matters oversight as part of its broader sustainability oversight
	•	Held frequent Board meetings to ensure management's implementation of protocols to protect the health and safety of our employees and our continued ability to serve our customers in light of COVID-19
2021-2022	•	Appointed Mr. Jordan as a director, further increasing the diverse makeup of our Board
	•	Oversaw the smooth and successful Board Chair transition from Mr. Garrett to Mr. Cook
	•	Conducted our first global employee engagement survey to capture the voice of our global team
	•	Developed a multi-year roadmap to strengthen and formalize our diversity and inclusion programs
•
Established an ESG Steering Committee composed of key functional and business leaders to coordinate and communicate on Axalta's ESG initiatives, in consultation with, and with oversight from, our Board and its standing committees

	•	Developed and launched 2030 ESG goals, which are available on the sustainability section of our website, that are aligned with the UN SDGs

30	AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Succession Planning and Increasing Diversity
The Company actively engages in succession planning in order to ensure that it has a strong pipeline of internal executive talent. The Board of Directors and the Compensation Committee regularly review succession plans for the CEO and other members of senior management, including plans for emergency scenarios. The Board and the Compensation Committee also regularly assess the staffing of the Company’s key leadership positions to identify and develop employees for these positions. In addition, the Company provides a number of leadership training opportunities, including an annual senior leadership program to recognize the Company’s emerging leaders from around the globe and to connect them with peers and senior executives of the Company. The Company believes that the diversity of background, experience and views of our employees, including a diversity of race, gender, ethnicity, nationality, sexual orientation and cultural background, is important to our long-term success, and we remain committed to enhancing the diversity of our leadership and broader employee population. To that end, we strive to ensure that our hiring processes include candidates with diverse backgrounds, and we seek to identify high-potential employees with diverse backgrounds in connection with our internal talent reviews.
Communications with the Board
The Board of Directors provides a process for shareholders and other interested parties to send communications to the Board. Shareholders and other interested parties may send written communications to the Board, c/o the Corporate Secretary of the Company at Axalta Coating Systems Ltd., 50 Applied Bank Blvd, Suite 300, Glen Mills, PA
19342. Communications concerning substantive Board or Company matters shall promptly be forwarded by the Corporate Secretary to the non-executive Board Chair, and the Corporate Secretary shall keep and regularly provide to the non-executive Board Chair a summary of any communications received.
Stock Ownership Guidelines
In order to ensure meaningful share ownership in Axalta by the Company’s directors and officers, the Company has adopted minimum share ownership requirements. More information is set forth under the heading “Stock
Ownership Guidelines” in the Director Compensation and Compensation Discussion and Analysis sections of this Proxy Statement.
Clawback Policy
The Board of Directors has adopted a policy regarding the recoupment of compensation paid to current and former executive officers and certain other members of our senior management team in the event of a restatement of the Company’s financial results, as well as certain other circumstances, including violations of certain Company policies, such as the Code of Business Conduct and Ethics. More information is set forth under the heading “Incentive Compensation Recoupment Policy” in the Compensation Discussion and Analysis section of this Proxy Statement.
Certain Relationships and Related Person Transactions
Our Board has adopted a written policy for the review and approval of transactions involving us and “related persons,” which include our executive officers, directors, director nominees, shareholders owning 5% or more of our outstanding common shares, and the immediate family members of any of the foregoing persons. The policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $100,000 and a related person had or will have a direct or indirect material interest. Pursuant to this policy, our management will present to our Audit Committee each proposed related person transaction, including all relevant facts and circumstances relating thereto. Our Audit Committee will then:
•
review the relevant facts and circumstances of each related person transaction, including the financial terms of the transaction, the benefits to us, the availability of other sources for comparable products or services, whether the transaction is on terms no less favorable to us than those that could be obtained in arm’s-length dealings with an unrelated third party or employees generally and the extent of the related person’s interest in the transaction; and

2022 PROXY STATEMENT	31

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

•	consider the impact on the independence of any independent director and the actual or apparent conflicts of interest.
All related person transactions require the approval of our Audit Committee in accordance with the guidelines set forth in the policy. Certain types of transactions have been pre-approved by our Audit Committee under the policy, including ordinary course purchases of Company products, resolution of warranty claims, receipt of compensation and benefits, reimbursement of expenses and transactions where the related person’s interest arises only from certain roles with the other party. No director may participate in the approval of a related person transaction of which he or she, or his or her immediate family member, is a party.
From time to time the Company may engage in ordinary course transactions with other parties affiliated with our directors; however, to the Company’s knowledge, since the beginning of fiscal year 2021, no related person has had a material interest in any of the Company’s business transactions or relationships.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and our executive officers. These indemnification agreements provide the directors and executive officers with contractual rights to indemnification and expense advancement that are, in some cases, broader than the specific indemnification rights granted to directors and officers under Bermuda law.
Executive Officer Severance Arrangements
See “Compensation Discussion and Analysis – Severance Arrangements” for information regarding the severance arrangements that apply to our executive officers.

32	AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Environmental, Social and Governance Matters
Axalta is committed to thoughtfully managing ESG issues throughout the Company. Our approach includes internal and external stakeholder perspectives to ensure we are focusing our policies, programs and performance improvements on relevant ESG matters. As described above, in 2021 we formed an ESG Steering Committee in order to continue to drive the evolution of Axalta's ESG practices. We also announced 2030 ESG goals in January
2022, certain of which goals are described below and depicted in the accompanying graphics and reflect how meaningful environmental progress, inclusive social values and strong corporate governance are at the heart of Axalta’s operations and success.
The following are highlights of the ESG programs and practices at Axalta.
Environment
•
Environmental Stewardship – the Company is committed to environmental compliance and reducing the environmental impact of our operations. In adherence with Responsible Care®, the chemical industry’s environmental, health, safety and security performance initiative, we have strong policies and procedures in place to protect the environment. We manage our environmental efforts through our robust management systems, which are third-party certified to both the RC14001 and ISO14001 standards. We continue to reduce our environmental footprint through reductions in energy use, emissions and waste at our manufacturing sites globally. Axalta responded to the 2021 CDP (formerly Carbon Disclosure Project) questionnaire in August 2021, which outlines in detail our recent efforts.

A number of our 2030 ESG goals demonstrate our commitment to environmental stewardship in our operations. We are targeting a 50% absolute reduction of Scope 1 and 2 greenhouse gas emissions by 2030, on our way to becoming carbon neutral in our operations by 2040. In addition, we are targeting a 10% reduction of process waste, volatile organic compound (VOC) emissions and water use from operations (normalized to production).

2022 PROXY STATEMENT	33

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

•
Product Stewardship – ensuring our products and services meet all regulatory compliance obligations while also protecting the health and safety of employees, customers and consumers is a key element of our ESG efforts. We manage potential hazards with our raw materials and finished products responsibly and safely in our operations and communicate the known risks to others across our value chain.

•
Product Innovation and Sustainability – Axalta’s Technology organization develops new products and services for our customers, many of whom are increasingly interested in environmentally friendly offerings. In 2021, Axalta continued to launch innovative products with sustainability attributes, expanding our waterborne coating offerings across all of our business segments. In our global Refinish business, we launched our Spies Hecker® full waterborne collision repair system in China. In our global Industrial Coatings business, we expanded our Strenex® line with the introduction of a new high-performance waterborne primer offering lower emissions and outstanding corrosion resistance for the structural steel applications. In the Commercial Vehicle end-market within our global Mobility Coatings business, we launched the next generation hydrotopcoat product, a water-based top coat for the heavy duty truck market that is formulated for premium appearance and workability. Finally, in our Energy Solutions business, we established our position in electronic transformer and small motor applications with the launch of a low-VOC waterborne impregnating resin, Voltahyd® 2251. In addition to being low-VOC, this product offers industry-leading cure speeds at reduced curing temperatures for increased productivity and reduced environmental impact. By 2030, we have committed that 80% of our new technology and innovation developments will have a sustainability benefit and that we will increase by at least 20% the percentage of net sales from products, services and tools that offer sustainability benefits to our customers, markets and communities.

Social
•	Human Capital Management – our employees are one of our greatest resources. In order to attract and retain high performing individuals, we are committed to partnering with our employees to provide opportunities for their professional development and to promote their well-being. In support of this commitment, in 2021 we launched our first all employee engagement survey, which resulted in responses from approximately 67% of our employees. Based on the survey results, which were shared and discussed with the Compensation Committee and the Board, management developed action plans that were shared within the enterprise to focus on the key drivers of engagement. In response to the survey, in November 2021 we launched Aspire, a new digital learning platform for all employees to access learning and development resources to support employee growth and development.

•
Diversity and Inclusion – respect for every individual is an essential value and the foundation of our success, and diversity and inclusion have always been important to us. We aspire to a diverse talent pool and to foster an inclusive workplace culture where differences are valued and expressed freely, and all our employees have the individual support they need to develop and grow. To ensure our continued progress in these areas, our 2030 ESG goals include three targets relating to diversity and inclusion: (1) 30% of management positions to be filled by women globally, (2) 30% of management positions to be filled by underrepresented racial/ethnic groups in the U.S. and Canada, and (3) establish, track and improve upon a favorable Inclusion Index.

•	Management Transparency – our CEO and other members of our senior leadership team regularly communicate with our global employee population. For instance,

34	AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

following our earnings releases we hold a quarterly "town hall" that is accessible by all employees. During the town hall, our CEO and other business and functional leaders provide an update on various matters affecting our business, as well as answer questions from our employees.
•
Safety Performance – our global team is committed to Driving Perfect Performance for a safe work environment for all employees and contractors at our sites. In 2021, Axalta achieved excellent global safety performance – a total recordable incident rate of 0.24 – even in the face of a variety of operational challenges. Our focus and record on safety reflects the importance of our employees – our human capital – to our business and our strategy for value creation. Safety is and will remain a top priority.

•
Responsible Sourcing – Axalta is committed to ensuring responsible sourcing practices are upheld and human rights are respected throughout our supply chain. Our Supplier Code of Conduct, updated in 2021 and available on our website at www.axalta.com, outlines the expectations we have of our suppliers regarding compliance with laws, business practices and treatment of people. We work closely with our suppliers and customers to identify and mitigate risks in our global supply chain. Axalta is an active member of the Responsible Minerals Initiative and works alongside peers, customers, suppliers and other stakeholders to advance responsible sourcing practices for mica, cobalt and conflict minerals, particularly in conflict-affected and high-risk areas. We have also committed, as part of our 2030 ESG goals, that 100% of key suppliers will be assessed against a robust set of sustainability criteria, reflecting environmental, governance and reputational risks, including human rights.

•
Axalta Bright Futures – Axalta Bright Futures encompasses the Company’s community engagement and corporate giving activities. The Axalta Bright Futures program makes a positive impact in the communities where our employees live, work and raise their families. We focus our efforts in two areas:

○
STEM and vocational education: developing the next generation of scientists, engineers, color experts, operators and auto body painters – especially women and people from disadvantaged and diverse backgrounds – to promote the vitality of the coatings industry and our customers’ industries.

○
Children, health, safety and the environment in our communities: supporting local organizations, community initiatives and environmental stewardship efforts that improve the lives of people where our employees and our customers live and work, with a focus on supporting diverse and disadvantaged community members.

Governance
•
Regular Independent Directors Meetings – independent directors meet regularly in executive sessions without the presence of management, including Mr. Bryant. These sessions are normally held prior to, following or in conjunction with regular Board and committee meetings.

•	Oversight of ESG Practices – the Nominating & Corporate Governance Committee regularly reviews our ESG

2022 PROXY STATEMENT	35

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

practices with management and the Board to ensure that we continue to develop and enhance such practices, and that the Board and its committees are appropriately overseeing current and potential future ESG risks to the Company.
•
Annual Board and Committee Evaluations – each year, the Nominating & Corporate Governance Committee oversees an evaluation of the Board and its standing committees, including an assessment of the Board and committee composition, as discussed in greater detail above under the heading "Board Evaluation Process."

•	Director Education – the Company provides training to the Board and its committees on key governance and management topics on a regular basis by guest speakers and Company experts. In addition, the Company encourages Board members, and supports them in their efforts, to attend outside programs on topics relevant to their Board responsibilities.
•
Stock Ownership Guidelines for Directors and Executive Officers – the Company has adopted stock ownership guidelines for directors and executive officers. Each of the directors and executive officers satisfies the stock ownership guidelines or is within the grace period provided by the guidelines to achieve compliance.

For additional information on certain components of our ESG programs, please visit the Sustainability section of our website at axalta.com/sustainability.

36	AXALTA COATING SYSTEMS

DIRECTOR COMPENSATION
Overview
Our non-employee director compensation program is designed to fairly compensate directors for the work required at a company of our size and scope as well as to align directors’ interests with the long-term interests of our shareholders. The annual compensation under our program is detailed below. We pay additional annual compensation to the non-executive Board Chair, Presiding Director (if any) and chairs of each standing committee in recognition of the workload and responsibilities required of these positions. No additional meeting fees are paid.
Compensation Component	Amount
Annual equity retainer – restricted stock units ("RSUs")(1)	$200,000
Annual cash retainer(2)	$75,000
Chair annual fee(2)	$125,000
Presiding Director annual fee(2)(3)	$10,000
Audit Committee Chair annual fee(2)	$20,000
Compensation Committee Chair annual fee(2)	$15,000
Other Committee Chair annual fee(2)	$10,000
(1)	RSUs vest 100% on the first anniversary of the grant date
(2)	Payable quarterly in arrears
(3)	Payable only during the service of a Presiding Director, if any
Mr. Bryant receives no additional compensation for serving on our Board of Directors or its committees.
The Compensation Committee reviews all director compensation, including the non-executive Board Chair compensation, annually and is assisted by a third-party compensation consultant. The Compensation Committee in December 2021 reviewed a peer comparison of director compensation conducted by Willis Towers Watson. Following this review, the Compensation Committee recommended no changes to the components and amounts of non-employee director compensation for 2022.

2022 PROXY STATEMENT	37

DIRECTOR COMPENSATION

Director Compensation Table 2021
For the year ended December 31, 2021, we provided the compensation set out in the table below to our directors.
Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Robert W. Bryant(3)	—	—	—
Steven M. Chapman	75,000	199,950	274,950
William M. Cook	118,139	199,950	318,089
Mark Garrett(4)	179,605	199,950	379,555
Tyrone M. Jordan(5)	42,033	112,868	154,901
Deborah J. Kissire	85,000	199,950	284,950
Elizabeth C. Lempres	90,000	199,950	289,950
Robert M. McLaughlin	95,000	199,950	294,950
Rakesh Sachdev	75,000	199,950	274,950
Samuel L. Smolik	85,000	199,950	284,950
(1)	Amounts reflect the director retainer, Chair fee and committee chair fees earned in 2021. Such amounts are paid quarterly in arrears and prorated for a partial year of service.
(2)
The number of RSUs granted for each director in 2021 is calculated by dividing the value of the grant ($200,000) by the 20-day average price of our common shares ending on the last day of the month prior to the grant date. The amounts in this column reflect the grant date fair value of directors’ stock awards for 2021 computed in accordance with FASB ASC Topic 718, which is calculated using the number of shares granted multiplied by the closing price of our common shares on the date of grant. The grant date for Mr. Chapman, Mr. Cook, Mr. Garrett, Ms. Kissire, Ms. Lempres, Mr. McLaughlin, Mr. Smolik and Mr. Sachdev was March 3, 2021. The grant date for Mr. Jordan was June 9, 2021. The aggregate number of awarded RSUs outstanding at 2021 fiscal year-end for each non-employee director is as follows: Mr. Chapman, 7,208; Mr. Cook, 7,208; Mr. Garrett, 0; Mr. Jordan, 3,475; Ms. Kissire, 7,208; Ms. Lempres, 7,208; Mr. McLaughlin, 7,208; Mr. Sachdev, 7,208; and Mr. Smolik, 7,208.

(3)	Mr. Bryant serves as our Chief Executive Officer and President and, therefore, does not receive compensation for his service as an employee director.
(4)	Mr. Garrett's service as a director ended in August 2021.
(5)	Mr. Jordan was appointed to the Board effective June 2021.
Non-Employee Director Stock Ownership Guidelines
Our Compensation Committee adopted stock ownership guidelines for all non-employee directors, which require that, within five years after a first appointment to the Board, each of our non-employee directors must directly or indirectly own an amount of our common shares equal to five times the director’s annual cash retainer for Board service (excluding any additional fees for leadership roles), or $375,000, based on the amount of the retainer at this time. All directors are in compliance with this requirement or within the grace period of the guidelines.

38	AXALTA COATING SYSTEMS

Proposal 2
Appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2023 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof

☑ The Board recommends a vote FOR this proposal.

• Independent firm

• Significant industry, global audit and financial reporting expertise

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm and auditor to examine the books of account and other records of the Company and its consolidated subsidiaries for the 2022 fiscal year. The Board of Directors is asking shareholders to approve this action and to delegate authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof.
Representatives of PwC are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement and will be available to respond to appropriate questions that may come before the Annual Meeting.
In the event that shareholders fail to approve the appointment of PwC as the Company’s independent registered public accounting firm and auditor, the Audit Committee will consider the shareholder vote in determining whether to retain the services of PwC in connection with the 2022 audit.
Independent Registered Public Accounting Firm
The following table shows the aggregate fees for professional services provided by PwC and its affiliates for the audits of the Company’s consolidated financial statements for the years ended December 31, 2021 and 2020, and other services rendered during such years. A significant portion of the Tax Fees for 2020 resulted from a one-time capital structure event as described below.
Fee Category	2021 ($000s)	2020 ($000s)
Audit Fees	$5,350	$5,107
Audit-Related Fees	41	451
Tax Fees	2,733	4,773
All Other Fees	10	10
TOTAL	$ 8,134	$ 10,341
Audit Fees
Audit Fees were for professional services rendered for the audit of the U.S. GAAP consolidated financial statements and the effectiveness of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, statutory audits, comfort letter procedures and quarterly reviews.
Audit-Related Fees
Audit-Related Fees consist of the fees and expenses for audits and related services that are not required under securities laws, reviews of financial statements and due diligence associated with acquisitions.

2022 PROXY STATEMENT	39

PROPOSAL NO. 2: APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUDITOR

Tax Fees
Tax Fees consist of the fees and expenses for tax planning, advisory and compliance services. Compliance fees consist of the aggregate fees billed for professional services rendered for tax return preparation and related tax compliance documentation. The following table details the associated tax fees for 2021 and 2020.
	2021 ($000s)	2020 ($000s)
Tax Legislation and Related Developments	$826	$1,665
Tax Advisory Services – Review of Strategic Alternatives	—	1,025
Tax Planning and Advisory Services	1,530	1,339
Tax Compliance	377	744
TOTAL	$ 2,733	$ 4,773
When engaging PwC on these matters, management and the Audit Committee considered PwC’s expertise in domestic and international corporate taxation as well as its institutional knowledge of our operations. As such, management and the Audit Committee determined that the engagement of PwC would ensure efficient and quality advice that is pertinent to our business and consistent with our overall business strategy.
In particular, advice from PwC was required in 2020 in connection with a significant one-time capital structure event, the Company’s review of strategic alternatives, which began in June 2019 and was concluded in March 2020. The fees for such advice ($1.025 million in 2020) represent approximately 21.5% of the total “Tax Fees” set forth in the table above for 2020. PwC played a critical role in advising the Company with various potential tax structuring matters and related tax consequences throughout the course of the review of strategic alternatives. Given PwC’s deep knowledge of our operations and structure, we believe that it is unlikely that another service provider would have been able to provide the needed level of expertise, on both a timely and cost-effective basis. The Audit Committee reviewed and pre-approved PwC’s engagement and the associated fees, and concluded that such fees would not impair the independence of PwC in auditing the Company’s consolidated financial statements for the year ended December 31, 2020. Following the conclusion of the review of strategic alternatives in March 2020, we did not incur additional fees from PwC for this work.
For each service proposed, the Audit Committee discussed and determined that PwC’s performance of the tax services would not impair its independence. Nonetheless, our Audit Committee has instructed PwC and management that, absent extenuating circumstances, such as in the case of the significant one-time capital structure event described above, PwC’s audit, audit-related and tax compliance fees should comprise a majority of its overall fees.
All Other Fees
All Other Fees are fees for all other services and related expenses not included in other fee categories, principally for accounting research software.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee is responsible for selecting the independent registered public accounting firm retained by us to audit our financial statements. The Audit Committee also has responsibility for the retention, compensation, oversight and termination of any independent auditor employed by us.
The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by the Company’s independent registered public accounting firm prior to the engagement of such firm with respect to such services. Under these policies and procedures, proposed services may be pre-approved on a periodic basis or individual engagements may be separately approved by the Audit Committee prior to the services being performed. However, the authority to pre-approve services not anticipated to exceed $500,000 per engagement, per calendar year, has been delegated to the Audit Committee Chair to accommodate time-sensitive service proposals and the Audit Committee Chair reports any such pre-approvals to the full committee at the next meeting. In each case, the Audit Committee and/or the Audit Committee Chair considers whether the provision of such services would impair the independent registered public accounting firm’s independence. All audit services, audit-related services, tax services and other services provided by PwC for 2021 and 2020 were pre-approved.

40	AXALTA COATING SYSTEMS

PROPOSAL NO. 2: APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUDITOR

The approval of Proposal No. 2, to appoint PwC as our independent registered public accounting firm and auditor until the conclusion of the 2023 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof, requires the affirmative vote of a majority of the votes cast on such proposal at the Annual Meeting, whether cast in-person or through proxy. Abstentions and broker non-votes will have no effect on the outcome of the vote.
The Board of Directors recommends a vote “FOR” Proposal No. 2, to approve the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2023 Annual General Meeting of Members and the delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof. Proxies will be voted “FOR” such appointment, unless otherwise specified in the proxy.

2022 PROXY STATEMENT	41

AUDIT COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of the previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.
The Audit Committee of the Board of Directors is providing this report to enable shareholders to understand how the Audit Committee monitors and oversees the Company’s financial reporting process. The Audit Committee serves an independent oversight role by consulting with and providing guidance to management and the Company’s independent registered public accounting firm on matters such as accounting, audits, compliance, controls, disclosure, finance and risk management. The Audit Committee members do not act as accountants or auditors for the Company. Management is responsible for the preparation of the Company’s financial statements and the financial reporting process, including the implementation and maintenance of effective internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm has free access to the Audit Committee to discuss any matters it deems appropriate. The Audit Committee operates pursuant to an Audit Committee charter that is reviewed annually by the Audit Committee and updated as appropriate. A copy of the charter can be found on the Company’s website at www.axalta.com.
The Audit Committee is responsible for the appointment of the independent registered public accounting firm, as well as for reviewing the appointment or replacement of the leader of the Company’s internal audit function. In 2018, the Audit Committee reviewed and participated in the appointment of a new leader of the Company’s internal audit function, which participation included conducting interviews with candidates for the role. Additionally, the Audit Committee is directly involved in selecting the lead audit partner to ensure that the lead audit partner is appropriately qualified to lead the Company’s audit. Under SEC rules, the lead audit partner is required to rotate every five years. A new lead audit partner from PwC, which has served as the Company’s independent registered public accounting firm since 2011, was appointed for fiscal year 2021.

42	AXALTA COATING SYSTEMS

AUDIT COMMITTEE REPORT

Regularly throughout fiscal year 2021, the Audit Committee reviewed and discussed with management, including internal audit, and PwC, with and without management present, the Company’s progress in the testing and evaluation of its internal control over financial reporting and discussed the results of their respective audit examinations and the overall quality of the Company’s financial reporting. The Audit Committee also met separately with the Company’s Senior Vice President and Chief Financial Officer, as well as the Company's Senior Vice President and General Counsel. The Audit Committee also discussed and reviewed with management and the Company’s internal auditors the Company’s enterprise-wide risk assessment as well as cyber and information security risks generally.
The Audit Committee consists of four directors, Messrs. McLaughlin, Chapman, Cook and Sachdev, each of whom satisfies the independence requirements promulgated by the SEC and applicable NYSE rules. The Board has determined that each of Messrs. McLaughlin, Cook and Sachdev are audit committee financial experts as defined by the rules of the SEC.
This report confirms that the Audit Committee has: (i) reviewed and discussed the audited financial statements for the year ended December 31, 2021 with management and the Company’s independent registered public accounting firm, PwC, which included reviewing and discussing the reasonableness of significant estimates and judgments and the clarity of the disclosures related to critical accounting estimates and critical audit matters; (ii) discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or the “PCAOB,” and the SEC; (iii) reviewed the written disclosures and letters from PwC as required by the rules of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and (iv) discussed with PwC its independence from the Company.
The Audit Committee has considered whether the provision of non-audit professional services rendered by PwC, and disclosed elsewhere in this Proxy Statement, is compatible with maintaining its independence.
Based upon the above review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2021 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.
Respectfully submitted,
AUDIT COMMITTEE
Robert M. McLaughlin (Chair)
Steven M. Chapman
William M. Cook
Rakesh Sachdev

2022 PROXY STATEMENT	43

Proposal 3	Non-binding advisory vote to approve the compensation paid to our named executive officers
☑ The Board recommends a vote FOR this proposal.

• Strong alignment of executive pay with Company performance

• Oversight of compensation program by fully independent Compensation Committee with assistance of independent compensation consultant
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the “Dodd-Frank Act,” the SEC enacted requirements for the Company to present to its shareholders a separate resolution, subject to an advisory (non-binding) vote, to approve the compensation of its named executive officers. This proposal is commonly referred to as a “Say on Pay” proposal. This proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation philosophy, policies and practices described in this Proxy Statement. As required by these rules, the Board of Directors invites you to review carefully the Compensation Discussion and Analysis beginning on page 45 and the tabular and other disclosures on compensation under Executive Compensation beginning on page 68, and to cast an advisory vote on the Company’s executive compensation programs through the following resolution:
“Resolved, that the members approve, on an advisory basis, the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables and any narrative executive compensation disclosure contained in the Company’s Proxy Statement for the 2022 Annual General Meeting of Members.”
As discussed in the Compensation Discussion and Analysis, the Board of Directors believes that the Company’s long-term success depends in large measure on the talents of our employees. The Company’s compensation system plays a significant role in our ability to attract, retain and motivate the highest quality workforce that is critical to the Company’s success and will drive the creation of shareholder value. The Company sets challenging financial and operational performance targets, and a significant amount of our named executive officers' annual compensation is tied to our achievement of these performance targets. Therefore, payment is earned only if performance warrants it. The Board of Directors believes that our current compensation program directly links executive compensation to Company performance, aligning the interests of the Company’s executive officers with those of its shareholders. The Company achieved strong financial and operational results in 2021 in the face of the significant and unforeseen challenges resulting from global supply chain issues, including the global semiconductor chip shortage. The compensation of our named executive officers in 2021 reflects these results and the outcomes of our incentive plans were determined by the applicable terms and conditions of such plans and were not adjusted by the Compensation Committee.
This is an advisory vote and as such is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee value the input of the shareholders and will take into account the outcome of this vote in considering future compensation decisions regarding the Company's named executive officers. The Company strongly encourages all shareholders to vote on this matter. The Company has determined that our shareholders should cast an advisory vote on the compensation of the Company's named executive officers on an annual basis, consistent with the results of the non-binding advisory vote on the frequency of future advisory votes on the compensation paid to our named executive officers by our shareholders at the 2021 Annual General Meeting of Members. Accordingly, the next advisory vote on the compensation of the Company's named executive officers will be at the 2023 Annual General Meeting of Members.
The approval of Proposal No. 3, to approve an advisory (non-binding) resolution regarding the compensation paid to the Company’s named executive officers, requires the affirmative vote of a majority of the votes cast on such proposal at the Annual Meeting, whether cast in-person or through proxy. Abstentions and broker non-votes will have no effect on the outcome of the advisory vote.
The Board of Directors recommends a vote “FOR” Proposal No. 3, to approve an advisory (non-binding) resolution regarding the compensation of the Company’s named executive officers.

44	AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS
CD&A Table of Contents
Introduction
This Compensation Discussion and Analysis provides an overview and analysis of our executive compensation program, including: (i) the elements of our compensation program for our named executive officers (“NEOs”) listed below; (ii) the material compensation decisions made under that program and reflected in the executive compensation tables that follow this Compensation Discussion and Analysis; and (iii) the material factors considered in making those decisions.
Robert W. Bryant
Chief Executive Officer and President
Sean M. Lannon
Senior Vice President and Chief Financial Officer
Shelley J. Bausch
Senior Vice President, Global Industrial Coatings
Jacqueline D. Scanlan
Senior Vice President and Chief Human Resources Officer
Brian A. Berube
Senior Vice President, General Counsel and Corporate Secretary

2022 PROXY STATEMENT	45

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary
2021 Highlights
Axalta demonstrated strong operating execution during 2021. In the face of significant macroeconomic impacts, including a multitude of supply chain constraints, we produced strong cash flow and managed our business to further position the Company to generate shareholder value in the years to come. Noteworthy financial and other highlights for 2021 include:
•	Solid earnings – delivered $623.2 million of Adjusted EBIT*
•	Strong cash generation – generated $455.0 million of Free Cash Flow*
•	Significant capital return to shareholders – repurchased $243.7 million of our common shares
•
Attractive acquisitions – bolstered our Refinish business with the acquisition of U-POL Holdings Limited ("U-POL"), a leading manufacturer of repair and refinish products used primarily for automotive refinish and aftermarket protective applications; and acquired Anhui Shengran Insulating Materials Co., Ltd. ("Anhui Shengran"), a leading Chinese producer of wire enamels, which will allow us to further enhance the ability of our Energy Solutions business to service sustainable energy and electrification end uses

•	Investment in our human capital – completed our first global engagement survey and implemented global training tools to facilitate the continued, and more purposeful, development of our global team
•	2030 ESG goals – developed 2030 ESG goals, which were announced in 2022 and showcase our commitment to working toward a more sustainable future
* Adjusted EBIT and Free Cash Flow are non-GAAP measures. Please see Appendix A attached hereto for a reconciliation to the most comparable GAAP measure.
The 2021 incentive compensation paid to our NEOs reflects our performance in a challenging macroeconomic environment, including the highlights noted above, as these individuals, and the rest of our senior management team, exhibited strategic and dedicated leadership to guide the Company during a successive year of significant obstacles. Notable incentive compensation outcomes for 2021 include the following that are discussed in greater detail in this Compensation Discussion and Analysis:
•
Despite robust actions taken in response to macroeconomic challenges in 2021, the Company's performance fell short of the Adjusted EBIT and Free Cash Flow targets set by the Compensation Committee under our 2021 annual bonus plan ("ABP"), resulting in 85% (weighted 50%) and 97% (weighted 30%) achievement, respectively. As a result, the Compensation Committee set the annual bonus pool funding level at 72% of target funding with final NEO ABP payouts reflecting business unit performance, as applicable, and individual achievement

•
For PSU awards granted in 2019 to our then-serving NEOs, 2021 marked the end of the performance cycle, and, based on the Company's Adjusted EPS and ROIC across all performance periods, such awards resulted in a payout of 32.86% of the target number of PSUs

•
For PSU awards granted in 2020 and 2021 to our NEOs then-serving, Adjusted EPS and ROIC for the 2021 performance period resulted in banking of 0% (of a possible 20%) for the 2020 awards and 12.7% (of a possible 25%) for the 2021 awards

For further discussion of our performance share unit awards, see "Annual Performance-Based Compensation" beginning on page 54 and "Banking for 2020 and 2021 PSU Awards" and “2019-2021 PSU Payout” beginning on page 62 .

46	AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

Objectives, Philosophy and Practices

COMPENSATION PHILOSOPHY

PAY-FOR-PERFORMANCE	Provide our executives with a compensation structure that incentivizes achievement of near-term performance targets and long-term shareholder value
ATTRACT & RETAIN	Attract and retain highly qualified executives to advance Axalta's business objectives
BALANCED COMPENSATION	Maintain a compensation structure that includes multiple forms of compensation and performance objectives so as to avoid over-emphasizing any single objective
ADVANCEMENT OF SHAREHOLDER INTERESTS	Executive compensation program designed to ensure that a portion of an executive's compensation is related to factors that influence shareholder value
CONSTANT IMPROVEMENT	Frequent reviews of best practices and regulatory requirements allows us to review, refine and improve our executive compensation program

Our compensation philosophy is rooted in pay-for-performance, with compensation that is structured to incentivize management to achieve near-term performance targets as well as long-term shareholder value creation, without motivating undue risk taking. This means that a significant amount of our NEOs’ compensation is performance based and contingent on the Company achieving near-term and long-term performance targets. Our compensation program includes multiple forms of compensation and performance objectives, and, as a result, the aggregate compensation that may be earned by our NEOs is not dependent on a single form of compensation or a single performance objective. We believe this compensation structure incentivizes our NEOs to focus on Axalta’s overall performance, without over-emphasizing any particular objective.

2022 PROXY STATEMENT	47

COMPENSATION DISCUSSION AND ANALYSIS

Overall, we believe our compensation program is structured to attract, motivate and retain highly qualified executives by paying them competitively, consistent with our success and their contribution to that success. We believe compensation should be structured to ensure that a portion of an executive’s compensation opportunity will be related to factors that directly and indirectly influence shareholder value.
We maintain several guiding practices and review our compensation programs on an ongoing basis to ensure that market and regulatory best practices are considered and addressed.
What We Do	What We Don’t Do
☑  Align pay and performance

☑  Significant portion of executive officers’ pay is at-risk

☑  Provide sustained focus by setting multiple years of performance objectives for performance-based equity awards when granted

☑  Apply stock ownership policies for executive officers and directors

☑  Incentive compensation recoupment policy that permits recoupment in the event of a financial restatement as well as a covered person’s material breach of certain Company policies

☑  Include “double trigger” Change-in-Control provisions in equity awards

☑  Fully independent Compensation Committee

☑  Independent compensation consultant

☑  Mitigate undue risk in compensation programs

☑  Provide reasonable post-employment and change-in-control severance

☒  No single trigger vesting of equity awards upon a change in control

☒  No NEO employment agreements

☒  No excessive perquisites

☒  No tax gross-ups

☒  No hedging transactions by officers, directors or employees

☒  No pledging of shares as collateral by officers, directors or employee

☒  No speculating in short-term movements in price of shares by officers, directors or employees

☒  No discounted stock options or repricing of underwater options

☒  No excessive risk-taking

Pay for Performance
Total compensation for our NEOs has been allocated between cash and equity compensation, taking into consideration the balance between providing near-term incentives and long-term incentives tied to our financial performance and stock price performance, to align the interests of management with the interests of our shareholders. The variable annual performance-based awards and the long-term equity awards, including the performance-based stock awards, are designed to ensure that total compensation reflects our overall level of success and to motivate the NEOs to meet appropriate performance measures tied to maximizing shareholder value. The mix of base salary and performance-based compensation, including the annual bonus and long-term equity incentive compensation, for our NEOs is shown in the charts below. The Compensation Committee determined this mix, taking into account market compensation information, to balance both long-term and near-term objectives and to motivate each NEO to attain those objectives.

48	AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Compensation Program
Compensation for our NEOs consists primarily of the elements, and their corresponding objectives, identified in the following table.
Compensation Element	Primary Objective
Base salary	To recognize performance of job responsibilities and to attract and retain individuals with superior talent.

Annual performance-based compensation	To promote our annual performance objectives across our workforce and reward individual contributions to the achievement of those objectives.

Long-term equity incentive awards
To emphasize our long-term performance objectives, encourage the maximization of shareholder value and retain key executives by providing an opportunity to participate in the ownership of our common shares.

Defined contribution plans	To provide an opportunity for tax-efficient savings and long-term financial security.

Severance arrangements	To encourage the continued focus and dedication of key individuals.

Other elements of compensation and perquisites	To attract and retain talented executives in a cost-efficient manner by providing benefits with high perceived values at a relatively low cost to us.
To serve the foregoing objectives, our overall compensation program is generally designed to be adaptive rather than purely formulaic. Our Compensation Committee has primary authority to determine and approve compensation decisions with respect to our NEOs. For 2021, compensation for our NEOs reflected the overall performance of the Company, each individual’s area of responsibility and the individual’s specific contributions to
Axalta’s performance. Our compensation decisions for the NEOs in 2021 are discussed below in relation to each of the above-described elements of our compensation program. The below discussion is intended to be read in conjunction with the executive compensation tables and related disclosures that follow this Compensation Discussion and Analysis.

2022 PROXY STATEMENT	49

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Governance: Oversight and Administration of the Executive Compensation Program
Role of the Compensation Committee
The Compensation Committee, which is comprised entirely of independent directors, oversees the Company’s executive compensation program and is provided with the primary authority to establish the general compensation policies of the Company and to determine and approve the compensation paid to our NEOs. The Compensation Committee is charged with, among other things, reviewing compensation policies and practices to ensure: (1) adherence to our compensation philosophies; and (2) that the total compensation paid to our NEOs is fair, reasonable and competitive, taking into account our position within our industry, including our comparative performance, the competitive market for talent and our NEOs’ level of expertise and experience in their respective positions. In addition to the considerations described above, the Compensation Committee is primarily responsible for: (i) determining any future adjustments to base salary and target annual performance-based award levels (representing the non-equity incentive compensation that may be awarded expressed as a percentage of base salary or as a dollar amount for the year) for the CEO and other NEOs; (ii) assessing the performance of the Chief Executive Officer and other NEOs for each applicable performance period; and (iii) determining the awards to be paid to our Chief Executive Officer and other NEOs under the long-term equity incentive program for each year. The Compensation Committee is also delegated the authority to administer our Amended and Restated 2014 Incentive Award Plan and approve equity grants under the plan.
The Compensation Committee annually reviews the performance and compensation of our senior executives, including the NEOs. To aid the Compensation Committee in making its determinations, the Chief Executive Officer, with input from and in consultation with the Chief Human Resources Officer, provides recommendations to the Compensation Committee regarding the compensation of all NEOs, excluding himself. The Compensation Committee determines the compensation of the Chief Executive Officer, and the Chief Executive Officer does not participate in discussions about his own compensation. In particular, the Compensation Committee, with input from the other non-employee directors, evaluates the Chief Executive Officer's performance against goals that are reviewed with, and subject to input from, the Board during the beginning part of each year. In determining compensation levels for all NEOs, the Compensation Committee considers each NEO’s particular position and responsibility, reviews executive compensation data for our industry, and receives advice from the independent compensation consultant as discussed below.
Role of the Independent Compensation Consultant
The Compensation Committee engages an independent compensation consultant on executive compensation matters, including:
•	attending Compensation Committee meetings, including participation in executive sessions, to present and offer independent recommendations, insights and perspectives on compensation matters;
•	assessing how our executive compensation program aligns with pay for performance;
•	informing the Compensation Committee of regulatory and other developments relating to executive compensation practices;
•	assessing the appropriateness of our peer group used for executive compensation benchmarking;
•	advising on the design and structure of, as well as the performance targets set under, our annual and long-term compensation plans;
•	conducting an annual risk assessment of our compensation programs;
•	assessing the market competitiveness of our executive compensation programs;
•	assessing the market competitiveness of our non-employee director compensation program; and
•
identifying potential changes to our executive compensation programs to maintain market competitiveness and consistency with business strategies, good governance practices and alignment with shareholder interests.

The Compensation Committee engaged Willis Towers Watson as the independent compensation consultant for assistance in the determination of 2021 compensation. In 2021, the Company paid Willis Towers Watson $247,000 for the services described in this Compensation Discussion and Analysis and above under the section “Director Compensation,” and $565,000 for other services relating primarily to pension actuarial support in multiple countries and compensation surveys. The Company's engagement of Willis Towers Watson for pension actuarial support and other services predated the Compensation Committee's engagement of Willis Towers Watson as the

50	AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

independent compensation consultant, and the Compensation Committee was aware of the provision of such services by Willis Towers Watson at the time of such engagement.
The Compensation Committee determined that Willis Towers Watson does not have a relationship with the Company that would present a conflict of interest with Willis Towers Watson serving as the committee’s advisor or would impair its independence. In making this determination, the Compensation Committee considered, among other things, the following factors: (1) the other services provided to the Company by Willis Towers Watson
(primarily related to pension actuarial support and compensation surveys); (2) the amount of fees paid by the Company to Willis Towers Watson as a percentage of its total revenue; (3) Willis Towers Watson’s policies and procedures to prevent or mitigate conflicts of interest; (4) that there are no other business or personal relationships between Willis Towers Watson and members of the Compensation Committee or Axalta executive officers; and (5) none of the Willis Towers Watson representatives who provide compensation services to the Company own any Axalta common shares.
Compensation Peer Group and Survey Data
We believe that total compensation opportunities for our senior management (including the NEOs) should be competitive with comparable opportunities for individuals with similar positions, experience and responsibilities in our marketplace. We use median benchmarks as a reference point when setting individual compensation and calibrate variable compensation opportunities to provide actual compensation opportunities above peer benchmarks when Company and individual performance are strong, while providing for consequences when performance targets are not met.
Willis Towers Watson provided the Compensation Committee with a comprehensive report that included publicly available compensation data relating to the peer group set forth in the table below as well as compensation data from Willis Towers Watson’s general industry survey.
The Compensation Committee utilized the peer group set forth below as the primary reference point for benchmarking 2021 compensation for our Chief Executive Officer, Chief Financial Officer and General Counsel. The peer group broadly reflects the companies with which we compete for talent, business and investment capital based on the scope of our operations, as measured by revenue and market capitalization.
Axalta Compensation Peer Group
Albemarle Corporation	NewMarket Corporation
Ashland Global Holdings Inc.	Olin Corporation
Avient Corporation	PPG Industries Inc.
Cabot Corporation	RPM International Inc.
Celanese Corporation	The Chemours Company
Eastman Chemical Co.	The Sherwin-Williams Company
H.B. Fuller Company	Trinseo S.A.
Huntsman Corporation	Tronox Holdings plc
International Flavors & Fragrances Inc.	Valvoline Inc.
Kronos Worldwide, Inc.	Westlake Chemical Corporation
Minerals Technologies Inc.	W.R. Grace & Co.*
*	W.R. Grace & Co. was included in our compensation peer group for 2021 though it ceased to be a public company in September 2021.
The Compensation Committee also utilized Willis Towers Watson’s survey data for benchmarking 2021 compensation as a secondary reference point for the Chief
Executive Officer, Chief Financial Officer and General Counsel and primary reference point for our business leader NEO as well as other executives.

2022 PROXY STATEMENT	51

COMPENSATION DISCUSSION AND ANALYSIS

Role of “Say on Pay” Votes
We provide our shareholders with the opportunity to cast an annual advisory vote on our executive compensation program for our NEOs (referred to as a “Say on Pay” proposal) and the Compensation Committee considers this vote in future compensation determinations for our NEOs. At our 2021 Annual General Meeting, 93.6% of the votes cast on the “Say on Pay” proposal were voted in favor of the compensation paid to our NEOs, which we consider to be strong support for our executive compensation program, practices and policies. Accordingly, no significant changes were made to our compensation program for our NEOs due to the 2021 Say on Pay proposal results. Notwithstanding historical shareholder support for our compensation program, the Compensation Committee continually reassesses the competitiveness of our pay programs and their appropriateness in supporting our business strategy. Changes to the program have been, and will continue to be, made to align with our business priorities, market norms and best practices.
Shareholder Feedback
To ensure that our Board and Compensation Committee are apprised of the views of our shareholders and the proxy advisory firms, senior management regularly engages with these parties, including with respect to our executive compensation program, and follows developments in their methodologies and analyses. As part of this process, we conduct regular outreach initiatives with our significant shareholders. Since our 2021 Annual General Meeting of Members, we met with the holders of an aggregate of approximately 70% of our outstanding common shares. No significant concerns regarding our compensation program were raised during these engagements. Our Compensation Committee will continue to consider the input from these parties along with the outcome of our shareholders’ votes on Say on Pay proposals when making future decisions on our compensation programs for NEOs. Shareholders who would like to communicate on executive compensation directly with the Compensation Committee or the Board may contact the Board of Directors as described above in the section “Communications with the Board.”

52	AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

Executive Officer Stock Ownership Guidelines
To directly align the interests of our NEOs with our shareholders, our Compensation Committee has adopted stock ownership and holding guidelines. The guidelines require that, within five years of becoming subject to the guidelines, or the appointment to their current position, our NEOs and other officers listed below must directly or indirectly own an amount of our common shares at least equal to the multiple of their respective base salaries set forth below.
Group	Ownership Level
CEO	5X base salary
Executive Vice President and Senior Vice President direct reports to CEO	2X base salary
An executive that is out of compliance with the ownership requirement must retain 50% of our common shares acquired upon stock option exercises and 75% of our common shares issued upon the vesting of restricted stock units and performance share unit grants, in each case net of applicable taxes, until the executive satisfies the ownership requirement. The Compensation Committee reviews each NEO’s compliance with the stock ownership and holding guidelines on an ongoing basis based on the NEO’s current base salary and the price of our common shares. All of our NEOs were in compliance with the guidelines or within the grace period as of December 31, 2021.
Prohibition on Pledging, Hedging and Other Transactions
Our insider trading policy prohibits our officers, directors and employees from pledging their Axalta common shares as collateral to secure loans, utilizing their common shares as collateral for margin loans, engaging in hedging transactions and otherwise speculating on short-term movements in the price of our common shares.
Incentive Compensation Recoupment Policy
In 2020, our Board of Directors adopted a revised version of our Incentive Compensation Recoupment Policy (the “Recoupment Policy”) that was originally adopted in 2017. The Recoupment Policy provides, among other things, that, in the event the Company must restate its financial results to correct an accounting error due to material noncompliance with any financial reporting requirement under applicable securities laws within three years after the first issuance of such results, the Company, at the discretion of the
Compensation Committee, may seek to recover any incentive compensation (cash or equity-based) from executive officers and other senior management if a lower award would have been made based upon the restated results. As revised, the Recoupment Policy now also permits the Compensation Committee to recoup incentive compensation in certain other instances, including as a result of a covered person’s material breach of certain Company policies, such as the Code of Business Conduct and Ethics.

2022 PROXY STATEMENT	53

COMPENSATION DISCUSSION AND ANALYSIS

Elements of 2021 Compensation Program
Base Salary
We set base salaries for our NEOs generally at a level we believe is necessary to attract and retain individuals with superior talent. Each year, the Compensation Committee will determine base salary adjustments, if any, after reviewing a variety of factors, including market data, level of responsibility, time in position and internal equity, and evaluating the job responsibilities and demonstrated proficiency of the NEOs as assessed by the Compensation Committee and, for NEOs other than the Chief Executive Officer, in conjunction with recommendations to be made by the Chief Executive Officer, with input from and in consultation with the Chief Human Resources Officer.
Based on the Compensation Committee’s review of the job responsibilities, market data, proficiency and individual performance of each NEO as discussed above under “Compensation Governance: Oversight and Administration of the Executive Compensation Program,” in February 2021, the Compensation Committee set base salaries effective March 29, 2021 for all then-serving executive officers. The following table sets forth each NEO’s base salary for 2021, as well as any applicable increase from 2020.
Name	2020 ($)	Increase ($)	Effective March 29, 2021 ($)
Robert W. Bryant	$1,040,000	$29,000	$1,069,000
Sean M. Lannon	$550,000	$25,000	$575,000
Shelley J. Bausch(1)	$—	$—	$500,000
Jacqueline D. Scanlan(2)	$—	$—	$470,000
Brian A. Berube	$504,700	$13,879	$518,579
(1)
Ms. Bausch was not an employee in 2020. Ms. Bausch's base salary was set pursuant to her offer letter when she joined Axalta in January 2021. See the below section "SVP, Global Industrial Coatings Offer Letter" for a description of the material terms of Ms. Bausch's offer letter.

(2)
Ms. Scanlan was not an employee in 2020. Ms. Scanlan's base salary was set pursuant to her offer letter when she joined Axalta in June 2021. See the below section “SVP and Chief Human Resources Officer Offer Letter” for a description of the material terms of Ms. Scanlan’s offer letter.

Annual Performance-Based Compensation
We structure our compensation programs to reward NEOs based on our performance and the individual executive’s relative contribution to that performance. This allows NEOs to receive annual performance-based awards under our ABP in the event certain specified performance measures are achieved. The ABP pool is determined by the Compensation Committee based upon a pre-established formula with reference to the achievement of corporate-level and business-level performance targets established annually by the Compensation Committee. For each NEO's target ABP award, the financial performance measures are collectively weighted at 80% and each such NEO’s individual performance is weighted at 20%.
2021 Annual Bonus Plan Formula

54	AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

Under the terms of the ABP, the NEOs’ annual incentive awards are based on a percentage of their base salaries. Once the achievement of corporate and business financial performance against targets has been determined, the Compensation Committee reviews and approves the individual performance component of each NEO’s ABP award, which is based on each respective NEO’s business impact, leadership and attainment of individual objectives, as well as other related factors. In addition, in determining the achievement of corporate and/or business financial performance targets, the Compensation Committee may account for unusual events such as significant foreign currency exchange rate fluctuations, extraordinary transactions, asset dispositions and purchases and mergers and acquisitions if, and to the extent, the Compensation Committee does not consider the effect of such events indicative of our performance.
2021 Annual Bonus Plan Targets
The 2021 target percentage under the ABP approved by the Compensation Committee for each of our NEOs, as well as any applicable increase from the 2020 target percentage, is set forth in the table below.
Name	2020 Target-level percentage (% of base salary)	Increase	2021 Target-level percentage (% of base salary)
Robert W. Bryant	115%	5%	120%
Sean M. Lannon	80%	—%	80%
Shelley J. Bausch(1)	—%	—%	70%
Jacqueline D. Scanlan(2)	—%	—%	70%
Brian A. Berube	70%	—%	70%
(1)
Ms. Bausch was not an employee in 2020. Ms. Bausch's target bonus percentage was set pursuant to her offer letter when she joined Axalta in January 2021. See the below section “SVP, Global Industrial Coatings Offer Letter" for a description of the material terms of Ms. Bausch’s offer letter.

(2)
Ms. Scanlan was not an employee in 2020. Ms. Scanlan's target bonus percentage was set pursuant to her offer letter when she joined Axalta in June 2021. See the below section “SVP and Chief Human Resources Officer Offer Letter” for a description of the material terms of Ms. Scanlan’s offer letter.

For the year ended December 31, 2021, the financial performance metrics under the ABP were based upon Adjusted EBIT (as defined below) and Adjusted Free Cash Flow (as defined below) on a Corporate level and, for Ms. Bausch, Adjusted EBIT with respect to the business unit she oversees. For this purpose, “Adjusted EBIT” was defined as our adjusted earnings before interest expense and tax expense adjusted for certain items that the Company believed due to discrete events should not be included in our incentive compensation metrics. “Adjusted Free Cash Flow” was defined as cash flows from operations plus interest proceeds from net investment hedges less capital expenditures adjusted for certain items that the Company believed due to discrete events should not be included in our incentive compensation metrics, including potential adjustments, as contemplated in the plan design, for items that we were not able to reasonably forecast when establishing the performance targets. Adjusted EBIT was chosen as the principal financial performance metric for the ABP, and weighted at 50% of the target ABP award, because we believe that it best reflects the financial performance of our Company. Adjusted Free Cash Flow was chosen, and weighted at 30% of the target ABP award, because we believe the amount of free cash flow that we generate each year is essential for us to maintain appropriate working capital, complete acquisitions and otherwise deploy capital, including returning capital to shareholders through share repurchases.
For each performance year under the ABP, the Compensation Committee assigns a target and other performance levels (e.g., threshold and maximum) to each financial performance metric. The Compensation Committee sets these metrics in order to challenge our executives, including our NEOs, to drive our financial and business performance, taking into account the state of our business and industry dynamics and other business conditions. The financial performance measures in aggregate are assigned a weight of 80% of each NEO's ABP award at target, and the actual payout can range from 0 to 200% of the assigned target weighting depending on our achievement of such performance measures. Required performance and corresponding payouts between the threshold and maximum levels are set by the Compensation Committee at the beginning of the applicable performance year.
Due to the uncertainty resulting from COVID-19 and resulting macroeconomic impacts, the Compensation Committee set 2021 ABP performance goals that were designed to take into account a wide range of potential business outcomes while properly motivating and fairly compensating our employees for performing in such conditions. To accomplish this, the Compensation

2022 PROXY STATEMENT	55

COMPENSATION DISCUSSION AND ANALYSIS

Committee set threshold performance level at 75% of target and created a new intermediate performance level at 85% of target, which was the percentage level the Company has historically used for threshold performance under the ABP.
The minimum award under the payout matrix (i.e., 30% of the target award) is payable only upon achievement of the threshold performance level for each financial performance metric. For the year ended December 31, 2021, the minimum achievement threshold for each financial performance metric was 75% of target (i.e., ≥75% of target Adjusted EBIT and ≥75% of target Adjusted Free Cash Flow). If the threshold performance goal for a financial performance metric is not achieved, the payout for that metric is zero. For 2021, as discussed above and below in this Compensation Discussion and Analysis, we introduced an intermediate performance goal equal to 85% of each financial performance metric (i.e., ≥85% of target Adjusted EBIT and ≥85% of target Adjusted Free Cash Flow). Achievement of intermediate performance for both financial performance metrics results in a payout of 50% of the target award. The maximum award under the payout matrix (i.e., 200% of the target award) is payable only upon achievement of maximum-level performance goals for each financial performance metric. For the year ended December 31, 2021, the maximum achievement threshold for each financial performance metric was 108% (i.e., ≥108% of target Adjusted EBIT and ≥108% of target Adjusted Free Cash Flow). Award amounts increase linearly between each performance level, with a 2:1 slope between threshold and intermediate financial performance, a 3.3:1 slope between intermediate and target financial performance and a 12.5:1 slope between target and maximum financial performance.
For the individual performance component, the Compensation Committee approves an individual performance factor for each NEO, which reflects each NEO’s performance, business impact, contributions and leadership, among other factors. The individual performance factor is assigned a weight of 20% of each NEO’s ABP award at target, and the actual payout can range from 0 to 200% of the target weighting depending on the NEO’s individual contributions during the performance period.

56	AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

2021 Annual Bonus Plan Results
For 2021, the Compensation Committee considered the following key achievements in approving the individual performance component for each of our NEOs.
Name	Individual Performance Payout	2021 Achievements
Robert W. Bryant	120%	•	Strengthened the senior leadership team with both internal and external talent
		•	Championed multiple innovation initiatives, including next generation products, services and automation
		•	Oversaw the successful completion of two acquisitions, U-POL and Anhui Shengran, enhancing the Company’s market position in key markets within two end markets
		•	Oversaw the advancement of the Company’s ESG strategy as well as the development and rollout of our 2030 ESG goals
Sean M. Lannon	125%	•	Oversaw the financial diligence and provided thought leadership on the strategy for the Company's acquisition of U-POL, and provided oversight on the integration process
		•	Continued to oversee the Company's implementation of its enterprise resource management system transformation, including the successful go-live of the pilot launch
		•
Oversaw execution of a solid free cash flow result while also establishing a committee focused on monetizing the Company's real estate footprint, resulting in the successful completion of multiple dispositions

Shelley J. Bausch	125%	•	Delivered solid growth in Industrial Coatings in the face of challenging business conditions
		•	Drove achievement of milestones for the Company's acquisition of Anhui Shengran and continued to develop potential M&A targets
		•	Implemented a market-focused global organizational structure for Industrial Coatings that drove operational and strategic improvements
Jacqueline D. Scanlan	125%	•	Assumed the global leadership of the Company's HR function; filled talent gaps and initiated processes to mature and transform the function
		•
Developed strong communication and action planning to address the results of the Company's first global engagement survey and pull through activities, including the development of a learning strategy and implementation of a learning portal for all employees

		•	Developed a talent and diversity and inclusion strategy and commenced preliminary work to execute on the strategy over a multi-year time horizon
Brian A. Berube	125%	•	Provided strong support for the Company's acquisitions of U-POL and Anhui Shengran
		•	Led the Company's continued evolution of its ESG practices, including the development and rollout of the Company's 2030 ESG goals
		•	Strong management of ongoing litigation and customer matters

2022 PROXY STATEMENT	57

COMPENSATION DISCUSSION AND ANALYSIS

The following chart sets forth for each NEO the weighting of each performance metric, the threshold, intermediate, target and maximum performance goals, the actual performance achieved for the year ended December 31, 2021, and resulting weighted bonus payout percentage:
Name	Metric	Weighting (%)	Threshold ($MM)	Intermediate ($MM)	Target ($MM)	Maximum ($MM)	Achieved ($MM)	Weighted Bonus Payout %
Robert W. Bryant	Axalta Adj. EBIT(1)	50	457	517	609	657	515	25
	Axalta Adj. FCF(2)	30	356	403	474	512	461	27
	Individual Performance	20	—	—	—	—	120%	24
		100						76
Sean M. Lannon	Axalta Adj. EBIT(1)	50	457	517	609	657	515	25
	Axalta Adj. FCF(2)	30	356	403	474	512	461	27
	Individual Performance	20	—	—	—	—	125%	25
		100						77
Shelley J. Bausch	Industrial Adj. EBIT(3)	40	—	—	—	—	—	22
	Axalta Adj. EBIT(1)	10	457	517	609	657	515	5
	Axalta Adj. FCF(2)	30	356	403	474	512	461	27
	Individual Performance	20	—	—	—	—	125%	25
		100						79
Jacqueline D. Scanlan	Axalta Adj. EBIT(1)	50	457	517	609	657	515	25
	Axalta Adj. FCF(2)	30	356	403	474	512	461	27
	Individual Performance	20					125%	25
		100						77
Brian A. Berube	Axalta Adj. EBIT(1)	50	457	517	609	657	515	25
	Axalta Adj. FCF(2)	30	356	403	474	512	461	27
	Individual Performance	20	—	—	—	—	125%	25
		100						77
(1)	Adjusted EBIT for purposes of the ABP excludes the contributions from current year acquisitions; however, it does not adjust for step up depreciation and amortization of approximately $105 million.
(2)
Represents cash flows from operations plus interest proceeds from net investment hedges less capital expenditures, adjusted for contributions from current year acquisitions as well as legal, tax and other advisory fees relating to those acquisitions and non-consummated acquisitions.

(3)	Business financial performance metric targets and actual performance not reported externally.

58	AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

Based on the considerations described above, our level of performance in relation to the corporate and/or business financial performance targets and each NEO’s individual performance component, the awards earned by our NEOs under the ABP are set forth in the table below. These awards reflect the financial performance of the Company in 2021, while also recognizing the individual achievements of each NEO in 2021.
Name	Actual Award	% of Base Salary	% of Target Bonus
Robert W. Bryant	$970,822	91%	76%
Sean M. Lannon	$352,728	61%	77%
Shelley J. Bausch	$276,250	55%	79%
Jacqueline D. Scanlan(1)	$252,277	54%	77%
Brian A. Berube	$278,352	54%	77%
(1)
Ms. Scanlan joined Axalta in June 2021 and, per her offer letter, was entitled to a non-prorated ABP award for 2021. The percentages above reflect her actual ABP award compared to an annualized base salary for 2021.

Long-Term Equity Incentive Awards
Our NEOs are eligible to receive long-term equity incentive awards, which are designed to make up a majority of their total compensation, pursuant to our long-term incentive programs as in effect from time to time. In 2021, our NEOs received long-term incentive awards under our Amended and Restated 2014 Incentive Award Plan. The allocation of 60% performance share unit awards (“PSUs”) and 40% restricted stock unit awards (“RSUs”) that were granted in 2021 is designed to motivate and retain our executives and align their interests with those of our shareholders. All equity types are subject to a risk of forfeiture should the executive’s employment terminate prior to the vesting date absent certain exceptions.

Annual awards under our long-term incentive program were granted (at target value) in 2021 as follows:
Name	PSUs ($)	RSUs ($)	Total ($)
Robert W. Bryant	2,670,000	1,780,000	4,450,000
Sean M. Lannon	690,000	460,000	1,150,000
Shelley J. Bausch(1)	480,000	320,000	800,000
Jacqueline D. Scanlan(1)	420,000	280,000	700,000
Brian A. Berube	570,000	380,000	950,000
(1)
Mmes. Bausch and Scanlan also received sign-on RSUs in connection with their joining the Company, as described below under the respective headings "SVP, Global Industrial Coatings Offer Letter" and "SVP and Chief Human Resources Officer Offer Letter."

Performance-Based Stock Awards
2021 Target PSUs
The target number of annual PSUs granted to our NEOs during the year ended December 31, 2021 is listed below.
Name	Target Number of PSUs Granted in 2021
Robert W. Bryant	96,233
Sean M. Lannon	24,868
Shelley J. Bausch	17,300
Jacqueline D. Scanlan	12,930
Brian A. Berube	20,544

2022 PROXY STATEMENT	59

COMPENSATION DISCUSSION AND ANALYSIS

2021 PSUs
PSUs granted in 2021 may be earned based on the Company's performance relative to adjusted earnings per share ("Adjusted EPS") and return on invested capital ("ROIC") targets over four performance periods, comprising three individual annual performance periods, each of 2021, 2022 and 2023, as well as a single three-year cumulative performance period beginning on January 1, 2021 and ending on December 31, 2023. Each of the annual performance periods, as well as the cumulative three-year performance period, is weighted at 25% of the target award. Relative total shareholder return ("TSR") serves as a modifying component to the total number of PSUs earned during all of the performance periods, based on significant under- or over-performance of the Company’s common shares relative to the S&P 400 Materials Index during the three-year period.
Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding. Adjusted Net Income is net income adjusted for (i) certain non-cash items included within net income, (ii) certain items we do not believe are indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items that have not occurred within the last two years or we believe are not reasonably likely to recur within the next two years. ROIC is calculated as Adjusted EBIT divided by invested capital. Invested capital is calculated as equity plus debt less cash and cash equivalents.
The Compensation Committee selected Adjusted EPS and ROIC as the performance metrics for the PSUs because they believe these metrics are critical indicators of the performance and health of our Company in terms of profitability and capital discipline, which will have a direct impact on long-term, sustainable shareholder value. The Compensation Committee believes that this PSU design incentivizes management to focus on driving our financial performance and shareholder value.
The weighting of Adjusted EPS and ROIC for each performance period is as follows:
PSU Performance Period and Metric Weight at Target
Metric	2021	2022	2023	3-Year Period	Total
Adjusted EPS	17.5%	17.5%	17.5%	17.5%	70%
ROIC	7.5%	7.5%	7.5%	7.5%	30%
Total*	25%	25%	25%	25%	100%
*	Subject to TSR modifier described below

60	AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee set threshold, target and maximum Adjusted EPS and ROIC performance targets for each performance period in March 2021 when the 2021 PSUs were awarded, with the performance targets selected based on the Company’s long-term strategic growth plan. The actual number of shares awarded will be between 0 and 200% of the target PSU grant.
The Compensation Committee will determine Adjusted EPS and ROIC at the end of each performance period, and the results will be measured against that period’s pre-established targets. In making such determination, the Compensation Committee has discretion to account for unusual events such as significant foreign currency exchange rate fluctuations, extraordinary transactions, asset dispositions and purchases and mergers and acquisitions if, and to the extent, the Compensation Committee does not consider the effect of such events indicative of our performance. PSUs are “banked” (i.e., earned) for the three annual performance periods as well as the three-year cumulative performance period based on the Compensation Committee’s determination of the
Company’s achievement of Adjusted EPS and ROIC metrics, respectively, during the applicable performance period. Where performance for Adjusted EPS and ROIC is achieved at a level between threshold and target and target and maximum, the number of banked PSUs is calculated using straight-line interpolation. PSUs that are banked will, subject to the TSR modifier, vest following the Compensation Committee's determination of performance (as well as TSR) for the three-year cumulative performance period. Accelerated vesting may occur upon certain terminations of employment following a Change-in-Control as described below under the section “Severance Arrangements.”
The table below sets forth the PSUs, as a percentage of the target PSU grant, that may be banked (subject to the TSR modifier) for the three annual performance periods as well as the three-year cumulative performance period, based on the Compensation Committee’s determination of the Company’s achievement of Adjusted EPS and ROIC metrics, respectively, for the applicable performance period.
PSU Banking for each Annual Performance Period (2021, 2022 and 2023) and the Cumulative Three-Year Performance Period (January 1, 2021 through December 31, 2023)
Actual Performance	PSUs that may be banked (as a percentage of the target award) based on Adjusted EPS actual performance	PSUs that may be banked (as a percentage of the target award) based on ROIC actual performance	Total PSUs that may be banked as a percentage of the target award
<Threshold	0%	0%	0%
Threshold	4.375%	1.875%	6.25%
Target	17.5%	7.5%	25%
Maximum	35%	15%	50%
For example, if 1,000 PSUs are granted (at target), and the Company achieves target performance for both Adjusted EPS and ROIC during each of the 2021 and 2022 annual performance periods and maximum performance for both metrics during the 2023 annual performance period and the three-year cumulative performance period, 1,500 PSUs would be banked in the aggregate as follows: (1) 250 PSUs would be banked for each of the 2021 and 2022 annual performance periods, (2) 500 PSUs would be banked for the 2023 annual performance period and (3) 500 PSUs would be banked for the three-year cumulative performance period.
The total amount of banked PSUs for the three annual performance periods as well as the three-year cumulative performance period are then multiplied by a modifier, subject to the 200% maximum of the target award, based on the Company’s TSR relative to the S&P 400 Materials Index during the three-year cumulative performance period, as follows:
Company TSR	Modifier to Earned Award
Equal to or less than 25th percentile	Decrease by 25%
Greater than the 25th percentile but less than the 75th percentile	No Adjustment
Equal to or greater than the 75th percentile	Increase by 25%
Earned awards, if any, will vest upon the Compensation Committee’s determination (in 2024) of the Company’s achievement of Adjusted EPS and ROIC metrics, as well as
TSR, for the three-year cumulative performance period, subject to the executive’s continued employment as of the date of such determination.

2022 PROXY STATEMENT	61

COMPENSATION DISCUSSION AND ANALYSIS

Banking for 2020 and 2021 PSU Awards
In February 2022, the Compensation Committee reviewed the Company’s performance relative to the Adjusted EPS and ROIC performance targets that the committee set for the 2021 performance period under each of the 2020 PSUs (targets set in February 2020) and the 2021 PSUs (targets set in March 2021). The Adjusted EPS and ROIC results for the 2021 performance period for the 2020 PSUs were below threshold and, therefore, no PSUs were banked under the 2020 PSUs in respect of the 2021 performance period. The Adjusted EPS and ROIC results for the 2021 performance period for the 2021 PSUs were above threshold but less than target, resulting in 12.7% of the target number of PSUs banked for such performance period. The Compensation Committee determined not to exercise discretion for such PSUs at this time notwithstanding the significantly detrimental effects on the Company’s financial performance during the 2021 performance period as a result of macroeconomic impacts, including supply chain challenges, caused by COVID-19 and other global supply chain disruptions, though it retains the ability to exercise such discretion in the future.
2019-2021 PSU Payout
Our NEOs then-serving were granted PSUs in 2019 that are comprised of four performance periods, three annual performance periods (2019, 2020 and 2021) and a cumulative three-year performance period (2019-2021). Each of the annual performance periods is weighted at 20% of the target number of PSUs and the cumulative performance is weighted at 40% of the target number of PSUs. The Compensation Committee reviewed in February 2022 the Company's performance relative to the Adjusted EPS and ROIC performance targets that the committee set for the 2021 performance period and the cumulative performance period, as well as the Company's TSR relative to the S&P 500 over the cumulative three-year performance period, under the Company's 2019 PSUs (targets set in February 2019).
For the 2021 performance period, Adjusted EPS and ROIC were above threshold but less than target, resulting in
7.14% of the target number of PSUs banked for such performance period. For the cumulative three-year performance period, Adjusted EPS was below threshold and ROIC was above threshold but less than target, resulting in 3.02% of the target number of PSUs banked for such cumulative performance period. As disclosed in the Company's 2019 and 2020 Proxy Statements, respectively, 22.69% of the target number of PSUs were banked for the 2019 performance period and zero PSUs were banked for the 2020 performance period. The Company's relative TSR for the cumulative three-year performance period was 38.76%, which was in the 37th percentile of the comparator group, meaning that no adjustment was made to the number of 2019 PSUs earned.
Based on such results, in February 2022 the Compensation Committee approved an award to our NEOs of 32.86% of the target number of 2019 PSUs as follows.
Name	Target Number of 2019 PSUs Granted	Number of 2019 PSUs Earned(2)
Robert W. Bryant	80,256	26,374
Sean M. Lannon	20,064	6,596
Shelley J. Bausch(1)	—	—
Jacqueline D. Scanlan(1)	—	—
Brian A. Berube	18,804	6,183
(1)	Executive was not an employee in 2019 and did not receive PSUs for such year.
(2)
Due to rounding occurring in the calculation of the vesting of PSU awards, the number of PSUs earned may not be exactly equal to the vesting percentage identified in this section multiplied by the target number of PSUs granted.

62	AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

RSUs
RSUs granted under our equity incentive plan generally have vesting schedules that are designed to encourage a recipient’s continued employment. The annual RSUs granted to our NEOs in 2021 vest in three substantially equal annual installments on each of the first three anniversaries of the grant date, subject to the executive’s continued employment on each applicable vesting date. Accelerated vesting may occur upon certain terminations of employment following a Change-in-Control as described below under the section “Severance Arrangements.” The number of RSUs granted to our NEOs during the year ended December 31, 2021 is listed below.
Name	Number of RSUs Granted 2021
Robert W. Bryant	64,156
Sean M. Lannon	16,580
Shelley J. Bausch(1)	11,534
Jacqueline D. Scanlan(2)	8,620
Brian A. Berube	13,696
(1)	In addition to the grant of annual RSUs under our 2021 compensation program, Ms. Bausch also received sign-on RSUs as described in the section "SVP, Global Industrial Coatings Offer Letter" below.
(2)
In addition to the grant of annual RSUs under our 2021 compensation program, Ms. Scanlan also received sign-on RSUs as described in the section "SVP and Chief Human Resources Officer Offer Letter" below.

Defined Contribution Plans
401(k) Plan
We maintain a defined contribution plan (the “401(k) Plan”) that is tax-qualified under Section 401(a) of the Internal Revenue Code of 1986 (the “Code”). The 401(k) Plan permits our eligible employees to defer receipt of portions of their eligible compensation, subject to certain limitations imposed by the Code. Employees may make pre-tax contributions, Roth contributions, catch-up contributions and after-tax contributions to the 401(k) Plan. The 401(k) Plan provides matching contributions in an amount equal to 100% of each participant’s pre-tax contributions and/or Roth contributions up to a maximum of 4% of the participant’s annual eligible compensation, subject to certain other limits, and a non-discretionary Company contribution of up to 3% of the participant’s annual eligible compensation. Participants are 100% vested in all contributions, including Company contributions. The 401(k) Plan is offered on a nondiscriminatory basis to all of our U.S. salaried employees, including the NEOs.
Deferred Compensation Plans
In addition to the 401(k) Plan, in 2021 we maintained two nonqualified deferred compensation plans for a select group of highly compensated, senior management employees, including NEOs.
The Axalta Coating Systems, LLC Retirement Savings Restoration Plan, which has been frozen since 2014, permitted participants to defer their base salary in excess of the Code compensation limits (up to a maximum of 6%), and provided matching contributions in an amount equal to 100% of the participant’s contributions as well as a nonelective contribution equal to 3% of the participant’s compensation that is in excess of the annual limit under section 401(a)(17) of the Code.
The Axalta Coating Systems, LLC Nonqualified Deferred Compensation Plan became effective June 1, 2014. Members of our senior management team, including our NEOs, are eligible to defer up to 100% of their base salary in excess of the annual limits under section 401(a)(17) of the Code to this plan, provided that these individuals first maximize their elective deferrals to the 401(k) Plan. Participants in the plan may also defer future bonus amounts. This plan provides for a 4% excess matching contribution and a 3% excess contribution on deferred salary, each provided at the Company’s discretion, as well as an additional discretionary contribution as determined by the Compensation Committee.

2022 PROXY STATEMENT	63

COMPENSATION DISCUSSION AND ANALYSIS

Severance Arrangements
The Company previously entered into Executive Restrictive Covenant and Severance Agreements with each of Messrs. Bryant, Lannon and Berube (collectively, the “Executive Agreements”), and Mmes. Bausch and Scanlan are participants under the Company’s Restrictive Covenant and Severance Policy (the “Severance Policy”). In 2020, prior to Mmes. Bausch's and Scanlan's employment, the Company determined to utilize the Severance Policy instead of Executive Restrictive Covenant and Severance Agreements for new members of senior leadership. The rights of our NEOs under the Executive Agreements and the Severance Policy are substantially similar, and, as used in this Compensation Discussion and Analysis, references to “Severance Arrangements” should be read to include the Executive Agreements and the Severance Policy except where otherwise noted. The Severance Arrangements tie the length of each NEO’s non-competition and non-solicitation periods to the amount of severance benefit the NEO is entitled to receive.
The restrictive covenants in the Severance Arrangements, among other things, prohibit the executives from competing with the Company or soliciting the Company’s customers or employees for a period of 12–24 months following termination of employment. In addition, the Severance Arrangements contain non-disparagement, confidentiality and assignment of inventions provisions for the benefit of the Company.
The Severance Arrangements provide that, upon the termination of the executive’s employment without cause or the resignation of employment by the executive for good reason (each a “Qualifying Termination”), the executive generally will be entitled to receive, subject to the executive signing and not revoking a general release of claims and compliance with the restrictive covenants: (i) severance payments, which are payable for the duration of each respective executive's non-compete under the Severance Arrangements, equal to (a) a multiple equal to one to two times of the sum of the executive’s annual base salary (which equals the greater of the executive's annual base salary (x) at the time of the Qualifying Termination or (y) at the highest level in effect at any time during the 90-day period prior to the Qualifying Termination), plus (b) a multiple equal to one to two times of the greater of (1) the executive's average annual bonus for the prior two years and (2) executive’s target annual bonus amount (which equals the greater of the target annual bonus amount (x) as in effect at the time of the Qualifying Termination or (y) at the highest level in effect at any time during the 90-day period prior to Qualifying Termination); (ii) to the extent unpaid as of the termination date, an amount of cash equal to any bonus amount earned by the executive for the year prior to the year of termination and paid at the same time annual bonuses are generally paid to the Company’s executives; and (iii) a lump sum payment equal to the estimated premium payment needed to continue group medical, dental and vision health insurance coverage for a period of 12–24 months after the termination date. Under the Severance Policy, an executive’s resignation for good reason, except in connection with a Change-in-Control, does not trigger a Qualifying Termination. The following table sets forth the severance payment multiple, severance period and health insurance payment multiple applicable to each NEO in connection with a Qualifying Termination pursuant to each NEO's respective Severance Arrangement:
Name	Severance Payment Multiple	Severance Period	Health Insurance Payment Multiple
Robert W. Bryant	2x	24 months	24
Sean M. Lannon	1x	12 months	12
Shelley J. Bausch	1x	12 months	12
Jacqueline D. Scanlan	1x	12 months	12
Brian A. Berube	1x	12 months	12
If a Qualifying Termination occurs within two years after a Change-in-Control of the Company, the Severance Arrangements provide that the executive will be entitled to receive, subject to the executive signing and not revoking a general release of claims and compliance with the restrictive covenants, in lieu of the amounts above: (i) a lump sum severance payment equal to a multiple equal to two to three times of the executive’s annual base salary (which equals the greater of the executive's base salary (x) at the time of the Qualifying Termination, (y) at the highest level in effect at any time during the 90-day period prior to the Qualifying Termination and (z) at the highest level in effect at any time during the 90-day period prior to the Change-in-Control of the Company); (ii) a lump sum severance payment equal to a multiple equal to two to three times of the executive’s target annual bonus amount (which equals the greater of the target annual bonus amount (x) as in effect at the time of the Qualifying Termination, (y) at the highest level in effect at any time during the 90-day period prior to the Qualifying Termination, or (z) at the highest level in effect at any time during the 90-day period prior to a Change-in-Control); (iii) to the extent unpaid as of the termination date, an amount of cash equal to any bonus amount earned by the executive for the year prior to the year of termination and paid at the same time annual bonuses are generally paid to the Company’s executives; (iv) a lump sum payment equal to the estimated premium payment needed to continue group medical, dental and vision health insurance coverage for a period of 24–36 months after the termination date; and (v) accelerated vesting of all unvested equity or equity-based awards, provided that,

64	AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

unless a provision more favorable to the executive is included in an applicable award agreement, any such awards that are subject to performance-based vesting conditions will only be payable subject to the attainment of the performance measures for completed fiscal years of the applicable performance period and at a pre-determined percentage of the target award for non-completed fiscal years of the applicable performance period, as provided under the terms of the applicable award agreement.
The following table sets forth the severance and health insurance payment multiples applicable to each NEO in connection with a Qualifying Termination occurring within two years after a Change-in-Control pursuant to each NEO's respective Severance Arrangement:
Name	Severance Payment Multiple	Health Insurance Payment Multiple
Robert W. Bryant	3x	36
Sean M. Lannon	2x	24
Shelley J. Bausch	2x	24
Jacqueline D. Scanlan	2x	24
Brian A. Berube	2x	24
The foregoing amounts are in addition to the payment of all earned but unpaid base salary through the termination date and any other vested benefits to which the executive is entitled under the Company’s benefit plans and arrangements.
SVP, Global Industrial Coatings Offer Letter
In January 2021, Ms. Bausch was appointed as our Senior Vice President, Global Industrial Coatings, and, in connection with her appointment, Ms. Bausch entered into an offer letter with the Company that provides for the following compensatory arrangements:
•	An initial annual base salary of $500,000.
•
A target ABP percentage for 2021 of 70% of her annual base salary. The actual 2021 ABP award for Ms. Bausch is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

•
2021 long-term equity incentive awards with an aggregate target grant date value of $800,000, to be granted at the same time and on the same terms as the annual long-term equity incentive awards provided to the Company’s senior management.

•
A sign-on cash bonus of $325,000. The bonus is repayable if Ms. Bausch terminates her employment (other than due to her death or disability) or Ms. Bausch’s employment is terminated by the Company for “cause”

as follows: (i) 100% if termination occurs prior to the second anniversary of Ms. Bausch’s start date; and (ii) 50% if termination occurs after the second but prior to the third anniversary of Ms. Bausch’s start date. If applicable, repayment of the gross amount of the sign-on bonus is required within 30 days following Ms. Bausch’s termination of service.
•
A sign-on RSU award with a value of $900,000 with the number of shares issued based on the trailing 20-day average price of our common shares ending on the last day of the month prior to the grant date, the grant date fair value of which was $894,329. The award vests 20% on each of the first and second anniversaries, and 60% on the 42-month anniversary, of the grant date, subject to accelerated vesting upon termination of Ms. Bausch’s employment (i) by the Company without “cause,” or (ii) as a result of her death or disability.

•
The Compensation Committee approved the grants to Ms. Bausch of the sign-on cash and RSU awards described above to compensate her for the compensation that she forfeited upon leaving her prior employer to join Axalta.

2022 PROXY STATEMENT	65

COMPENSATION DISCUSSION AND ANALYSIS

SVP and Chief Human Resources Officer Offer Letter
In June 2021, Ms. Scanlan was appointed as our Senior Vice President and Chief Human Resources Officer, and, in connection with her appointment, Ms. Scanlan entered into an offer letter with the Company that provides for the following compensatory arrangements:
•	An initial annual base salary of $470,000.
•
A target ABP percentage for 2021 of 70% of her annual base salary. The actual 2021 ABP award for Ms. Scanlan is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

•
2021 and 2022 long-term equity incentive awards with an aggregate target grant date value of $700,000, to be granted on the same terms and the same time (in the case of the 2022 awards) as the annual long-term equity incentive awards provided to the Company’s senior management.

•	A sign-on cash bonus of $250,000. 100% of the bonus is repayable if Ms. Scanlan terminates her employment (other than due to her death or disability) or
Ms. Scanlan’s employment is terminated by the Company for “cause” prior to the first anniversary of Ms. Scanlan’s start date. If applicable, repayment of the gross amount of the sign-on bonus is required within 30 days following Ms. Scanlan’s termination of service.
•
A sign-on RSU award with a value of $750,000 with the number of shares issued based on the trailing 20-day average price of our common shares ending on the last day of the month prior to the grant date, the grant date fair value of which was $723,410. The award vests 50% on each of the second and third anniversaries of the grant date, subject to accelerated vesting upon termination of Ms. Scanlan’s employment (i) by the Company without “cause,” or (ii) as a result of her death or disability.

•
The Compensation Committee approved the grants to Ms. Scanlan of the sign-on cash and RSU awards described above to compensate her for the compensation that she forfeited upon leaving her prior employer to join Axalta.

Other Elements of Compensation and Perquisites
We provide our NEOs with certain relatively low-cost personal benefits and perquisites, which we do not consider to be a significant component of executive compensation but which are nonetheless an important factor in attracting and retaining talented executives. Our NEOs are eligible under the same plans as all other employees for medical, dental, vision and short-term and long-term disability insurance, and may participate to the same extent as all other employees in our tuition reimbursement program. We also provide the following additional perquisites to our NEOs and certain other senior management personnel: executive physical, umbrella liability insurance, supplemental long-term disability insurance, global travel insurance, travel for spousal attendance at certain business functions and limited personal use of tickets for sporting and cultural events previously acquired by the Company for business entertainment purposes.

66	AXALTA COATING SYSTEMS

COMPENSATION COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of the previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.
The Compensation Committee of the Board of Directors consists of the four directors named below.
The Compensation Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis,” or CD&A, section of this Proxy Statement required by Item 402(b) of Regulation S-K promulgated by the SEC. Based on the Committee’s review and discussions with management, the Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.
Respectfully submitted,
COMPENSATION COMMITTEE
Elizabeth C. Lempres (Chair)
Deborah J. Kissire
Robert M. McLaughlin
Rakesh Sachdev

2022 PROXY STATEMENT	67

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth certain information with respect to the compensation paid to our NEOs for the years ended December 31, 2021, 2020 and 2019.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Compensation Plan ($)(3)	All Other ($)(4)	Total ($)
Robert W. Bryant	2021	1,062,196	—	4,670,206	—	970,822	71,994	6,775,219
Chief Executive Officer and	2020	951,846	—	4,434,836	—	1,016,600	70,073	6,473,355
President	2019	971,923	3,000,000	3,433,753	1,085,055	1,449,910	33,661	9,974,302
Sean M. Lannon	2021	569,135	—	1,206,882	—	352,728	43,511	2,172,255
Senior Vice President and	2020	502,500	—	1,095,658	—	396,000	46,062	2,040,220
Chief Financial Officer	2019	510,962	2,000,000	858,438	271,264	574,740	42,978	4,258,382
Shelley J. Bausch	2021	500,000	325,000(5)	1,733,917	—	276,250	26,174	2,861,342
Senior Vice President,	2020(6)	—	—	—	—	—	—
Global Industrial Coatings	2019(6)	—	—	—	—	—	—
Jacqueline D. Scanlan	2021	262,115	250,000(5)	1,375,297	—	252,277	15,749	2,155,438
Senior Vice President and	2020(6)	—	—	—	—	—	—
Chief Human Resources Officer	2019(6)	—	—	—	—	—	—
Brian A. Berube	2021	515,323	—	997,000	—	278,352	43,976	1,834,651
Senior Vice President,	2020	465,802	—	991,308	—	300,297	45,025	1,802,432
General Counsel and Corporate Secretary	2019	256,308	2,275,000	1,345,132	432,108	444,185	59,510	4,812,243
(1)
Reflects base salary actually paid to each NEO for the year ended December 31, 2021. The 2021 base salary rates as approved by the Compensation Committee, effective as of March 29, 2021, were as follows: Mr. Bryant, $1,069,000; Mr. Lannon, $575,000; and Mr. Berube, $518,597. Mmes. Scanlan's and Bausch's base salary rates, $470,000 and $500,000, respectively, were set pursuant to their respective offer letters. For additional information, see “Compensation Disclosure and Analysis – Base Salary."

(2)
Amounts represent the aggregate grant date fair value of stock awards determined in accordance with FASB ASC Topic 718. Refer to Note 9 in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 for information regarding the assumptions used to value these awards. These values do not represent amounts paid to or realized by the applicable NEO. Stock awards for 2021 include the sign-on equity for Ms. Bausch and Ms. Scanlan, as described above under the headings "SVP, Global Industrial Coatings Offer Letter" and "SVP and Chief Human Resources Officer Offer Letter," respectively. Stock awards granted in 2021 include both time-based RSUs and performance-based PSUs, and the grant date fair value included for PSUs is based on performance at target levels, which was the assumed probable outcome of such conditions as of the grant date. Assuming that the highest level of performance conditions will be achieved for the PSUs, the grant date values of the total stock awards made in the fiscal year ended December 31, 2021 are as follows: Mr. Bryant, $7,511,967; Mr. Lannon, $1,941,234; Ms. Bausch, $2,244,786; Ms. Scanlan, $1,757,120; and Mr. Berube, $1,603,665.

(3)	Amounts represent awards earned under our ABP. For additional information, see “Annual Performance-Based Compensation" above.
(4)
Other compensation for the year ended December 31, 2021 includes the value of certain perquisites provided to the NEOs as well as our contributions to the NEOs’ 401(k) and deferred compensation plan accounts as set forth in the following table.

Name	Year	Individual Liability Insurance ($)	Individual Disability Insurance ($)	Employer Contribution to 401(k) ($)	Employer Contribution to Nonqualified Deferred Compensation Plan ($)	Executive Physicals ($)	Total ($)(i)
Robert W. Bryant	2021	2,567	1,779	20,300	47,348	—	71,994
Sean M. Lannon	2021	1,953	1,779	20,300	19,479	—	43,511
Shelley J. Bausch	2021	1,095	1,779	20,300	—	3,000	26,174
Jacqueline D. Scanlan	2021	401	1,779	10,569	—	3,000	15,749
Brian A. Berube	2021	3,158	1,779	20,300	15,739	3,000	43,976
(i)
From time to time the Company allows its employees, including the NEOs, the personal use of tickets for sporting and cultural events previously acquired by the Company for business entertainment purposes. In addition, from time to time an executive’s spouse may accompany him or her on a business-related flight aboard a private aircraft. There is no incremental cost to the Company for the use of such tickets or such flights and therefore such items are not reflected in the amounts above.

(5)
The amount reflected for Ms. Bausch represents a $325,000 sign-on bonus, which is subject to repayment conditions, as described above under the heading “SVP, Global Industrial Coatings Offer Letter.” The amount reflected for Ms. Scanlan reflects a $250,000 sign-on bonus, which is subject to repayment conditions, as described above under the heading "SVP and Chief Human Resources Officer Offer Letter."

(6)	Executive was not an employee for such year.

68	AXALTA COATING SYSTEMS

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards
Name	Type of Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert W. Bryant	ABP		436,152	1,282,800	2,565,600
	PSU	3/3/2021				24,058	96,233	192,466		2,841,760
	RSU	3/3/2021							64,156	1,828,446
Sean M. Lannon	ABP		156,400	460,000	920,000
	PSU	3/3/2021				6,217	24,868	49,736		734,352
	RSU	3/3/2021							16,580	472,530
Shelley J. Bausch	ABP		119,000	350,000	700,000
	PSU	3/3/2021				4,325	17,300	34,600		510,869
	RSU	1/1/2021							31,325	894,329
	RSU	3/3/2021							11,534	328,719
Jacqueline D. Scanlan	ABP		111,860	329,000	658,000
	PSU	6/14/2021				3,233	12,930	25,860		381,823
	RSU	6/14/2021							8,620	270,065
	RSU	6/14/2021							23,090	723,410
Brian A. Berube	ABP		123,422	363,005	726,011
	PSU	3/3/2021				5,136	20,544	41,088		606,664
	RSU	3/3/2021							13,696	390,336
(1)
The amounts shown for the ABP represent estimated possible payouts depending on the Company’s financial performance and the participants’ individual performance. Threshold payout reflects threshold Company performance and a 50% individual performance payout. Target payout reflects target Company performance and a 100% individual performance payout. Maximum payout reflects maximum Company performance and a 200% individual performance payout. The amount that can be earned ranges from 0 to 200% of the target payout amount. The actual amounts earned for 2021 are reported in the Summary Compensation Table. The amounts shown for Ms. Scanlan reflect the potential payout of a full year ABP award and are not prorated to reflect her partial year service during 2021. For a full description of the ABP, see the heading "Annual Performance-Based Compensation."

(2)
Annual PSUs were awarded in March 2021 (or June 2021 for Ms. Scanlan), with the number of shares equal to the target award value, divided by the 20-day average stock price as of the last day of the month prior to the grant date. The 2021 PSUs cover four performance periods, three annual performance periods (2021, 2022 and 2023) and a three-year cumulative performance period (2021-2023). TSR serves as a modifier for the number of PSUs earned during the performance periods. See the “Long-Term Equity Incentive Awards – Performance-Based Stock Awards” section of this Proxy Statement for more detail.

(3)
Annual RSUs were awarded in March 2021 (or June 2021 for Ms. Scanlan), with the number of shares equal to the target award value, divided by the 20-day average stock price ending on the last day of the month prior to the grant date. The 2021 RSUs vest in equal annual installments over three years. Ms. Scanlan's sign-on RSUs are scheduled to vest 50% on each of the second and third anniversaries of the grant date. Ms. Bausch also received sign-on RSUs that are scheduled to vest 20% on each of the first and second anniversaries, and 60% on the 42-month anniversary, of the grant date.

(4)
The grant date fair values for RSUs and PSUs were determined in accordance with ASC 718. The grant date fair value for RSUs equaled the closing stock price on the date of the grant. The grant date fair value for PSUs was determined using a valuation methodology (Monte Carlo simulation model) to account for the market conditions linked to these awards.

2022 PROXY STATEMENT	69

EXECUTIVE COMPENSATION

Outstanding Equity Awards
The following table provides information regarding the equity awards held by the NEOs as of December 31, 2021.
Name	Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Robert W. Bryant	3/3/2021					64,156	2,124,847
	3/3/2021							24,058	796,809
	2/19/2020					38,125	1,262,700
	2/19/2020							21,445	710,258
	2/25/2019					13,376	443,013
	2/25/2019					26,374(6)	873,507
	2/25/2019	102,880	51,440	27.01	2/25/2029
	2/5/2018	47,827		29.81	2/5/2028
	2/6/2017	48,825		29.48	2/6/2027
	2/2/2016	61,634		23.24	2/2/2026
	5/12/2015	74,698		32.50	5/12/2025
Sean M. Lannon	3/3/2021					16,580	549,130
	3/3/2021							6,217	205,907
	2/19/2020					9,419	311,957
	2/19/2020							5,298	175,478
	2/25/2019					3,344	110,753
	2/25/2019					6,596(6)	218,460
	2/25/2019	25,720	12,860	27.01	2/25/2029
	2/5/2018	9,884		29.81	2/5/2028
	2/6/2017	9,765		29.48	2/6/2027
	2/2/2016	12,106		23.24	2/2/2026
	5/12/2015	14,939		32.50	5/12/2025
Shelley J. Bausch	1/1/2021					31,325	1,037,484
	3/3/2021					11,534	382,006
	3/3/2021							4,325	143,244
Jacqueline D. Scanlan	6/14/2021					23,090	764,741
	6/14/2021					8,620	285,494
	6/14/2021							3,233	107,060
Brian A. Berube	3/3/2021					13,696	453,612
	3/3/2021							5,136	170,104
	2/19/2020					8,522	282,249
	2/19/2020							4,794	158,769
	6/14/2019					11,134	368,758
	6/14/2019					3,134	103,798
	6/14/2019					6,183(6)	204,781
	6/14/2019	14,602	14,603	26.08	6/14/2029
	6/14/2019	24,924	12,463	26.08	6/14/2029
(1)
Options vest at the rate of one-third per year on the first, second and third anniversaries of the date of grant (other than Mr. Berube's sign-on options which vest 25% on each of the 6- and 12-month anniversaries, and 50% on the third anniversary, of the grant date).

(2)
Annual RSUs granted in February 2019 (or June 2019 in the case of Mr. Berube), February 2020 and March 2021 (or June 2021 in the case of Ms. Scanlan) vest one-third on the first, second and third anniversaries of the grant date. The sign-on RSUs granted to Ms. Bausch in January 2021 vest 20% on each of the first and second anniversaries of the grant date and 60% on the 42-month anniversary of the grant date. The sign-on RSUs granted to Ms. Scanlan vest 50% on each of the second and third anniversaries of the grant date. The sign-on RSUs granted to Mr. Berube in June 2019 vest 25% on each of the 6- and 12-month anniversaries, and 50% on the third anniversary, of the grant date.

(3)
These values equal the number of RSUs and 2019-2021 performance cycle PSUs indicated, as applicable, multiplied by the closing price of our common shares ($33.12) on December 31, 2021. The actual value of awards at the end of the applicable performance or vesting cycle, as applicable, may vary from the valuations indicated above.

70	AXALTA COATING SYSTEMS

EXECUTIVE COMPENSATION

(4)
Based on performance through December 31, 2021, PSUs for the 2020-2022 performance cycle (granted in February 2020) reflect threshold performance payout levels (25%) and PSUs for the 2021-2023 performance cycle (granted in March 2021) reflect a threshold performance payout level (25%). PSUs for the 2020-2022 and 2021-2023 performance cycles will vest, if at all, following the Compensation Committee’s determination of PSUs earned in 2023 and 2024, respectively.

(5)
These values equal the number of PSUs indicated multiplied by the closing price of our common shares ($33.12) on December 31, 2021. The actual value of awards at the end of the applicable performance cycle may vary from the valuations indicated above.

(6)
Represents PSUs for the 2019-2021 performance cycle, reflecting the actual performance payout level (32.86%), which, as of December 31, 2021, were subject only to service-based vesting requirements as the performance period had ended. In February 2022, the Compensation Committee determined that based on performance through December 31, 2021, the PSUs for the 2019-2021 performance cycle vested at 32.86% of target.

2021 Options Exercised and Shares Vested
The value of the stock options exercised and shares acquired on vesting of RSUs by each NEO during 2021 are set forth in the table below:
	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert W. Bryant	—	—	36,631	1,031,340
Sean M. Lannon	—	—	20,490	606,002
Shelley J. Bausch	—	—	—	—
Jacqueline D. Scanlan	—	—	—	—
Brian A. Berube	—	—	12,961	393,842
(1)	The value realized on vesting of RSUs is equal to the closing market price on the vesting date multiplied by the total number of RSUs vested.

2022 PROXY STATEMENT	71

EXECUTIVE COMPENSATION

Pension Benefits for 2021
Our NEOs do not participate in any pension plans and received no pension benefits during the year ended December 31, 2021.
Nonqualified Deferred Compensation
The following table provides information on the Company’s defined contribution deferred compensation plans, the Axalta Coating Systems, LLC Nonqualified Deferred Compensation Plan (the “NDCP”) and the Axalta Coating Systems, LLC Retirement Savings Restoration Plan
(the “RSRP”) that, during 2021, provided for deferrals of compensation on a basis that is not tax-qualified. For additional information, see the discussion above under “Defined Contribution Plans — Deferred Compensation Plans.”
Name	Plan	Year	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals in Last FY ($)(4)	Aggregate Balance at Last FYE ($)(5)
Robert W. Bryant	RSRP	2021	—	—	688	—	47,272
	NDCP	2021	9,812	47,348	711	—	102,902
	Total		9,812	47,348	1,399	—	150,174
Sean M. Lannon	RSRP	2021	—	—	43	—	304
	NDCP	2021	96,229	24,097	38,099	131,568	351,561
	Total		96,229	24,097	38,142	131,568	351,865
Shelley J. Bausch(6)	RSRP	2021	—	—	—	—	—
	NDCP	2021	—	—	—	—	—
	Total		—	—	—	—	—
Jacqueline D. Scanlan(6)	RSRP	2021	—	—	—	—	—
	NDCP	2021	—	—	—	—	—
	Total		—	—	—	—	—
Brian A. Berube(6)	RSRP	2021	—	—	—	—	—
	NDCP	2021	12,765	14,275	8,321	—	59,742
	Total		12,765	14,275	8,321	—	59,742
(1)	Reflects elective deferrals of base salary and annual bonus. These amounts, if any, are also reflected in the Summary Compensation Table in the Salary and/or Bonus columns, as applicable.
(2)
These amounts are also reflected in the Summary Compensation Table in the All Other Compensation column. For Mr. Lannon, the amount reflects $19,479 attributable to 2021 Company contributions increased by an adjustment of $4,618 related to a prior period. For Mr. Berube, the amount reflects $15,739 attributable to 2021 Company contributions reduced by an adjustment of $1,464 related to a prior period.

(3)
Earnings represent returns on investments in investment alternatives elected by the participant. The investment alternatives are the same investment alternatives available to employees under the 401(k) Plan, except that the 401(k) Plan offers a Federal Money Market fund investment that is not offered under the RSRP and NDCP.

(4)
Under the NDCP, participants may elect to receive all or a portion of the vested balance of the participant's account as soon as practicable (but no longer than 90 days) following the earlier of the January 1st or July 1st following the participant’s death, disability or other separation from service, with payment in a lump sum or up to 10 annual installments. A participant may also elect to receive all or a portion of the vested balance of the participant's account while still providing services, in a lump sum in the calendar month designated by the participant, provided, that, if the participant’s death, disability or separation from service precedes the in-service distribution date elected by the participant, the vested balance of the participant’s account will be distributed in connection with the participant’s death, disability or other separation from service. Under the RSRP, a participant may elect to receive payments upon separation from service, or in any year up to five years thereafter either in a lump sum or in annual installments for up to 15 years.

(5)	All or a portion of these amounts have been reported in the Summary Compensation Table for Messrs. Bryant, Lannon and Berube in previous years.
(6)	The RSRP was frozen before Mr. Berube, Ms. Bausch and Ms. Scanlan joined Axalta.

72	AXALTA COATING SYSTEMS

EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change-in-Control
Severance Arrangements
Each of our NEOs has a Severance Arrangement that provides for severance benefits upon termination of employment. See “Severance Arrangements” above for a description of the Severance Agreements and the severance entitlements thereunder. No severance is payable under the Severance Arrangements in connection with a termination of a NEO’s employment by us for Cause, by the NEO without Good Reason or due to the NEO’s death or disability, and the Severance Arrangements do not contain any “single-trigger” provisions that would entitle the NEOs to payments, vesting or other entitlements solely due to a Change-in-Control.
Equity Award Agreements and Equity Plan
Our NEOs' equity award agreements and our equity plan contain provisions relating to termination of employment and a Change-in-Control as described below.
The award agreements governing our NEOs' RSUs and options provide for 100% accelerated vesting if the NEO’s employment is terminated by us without Cause within two years following a Change-in-Control. The award agreements governing our NEOs' 2020 and 2021 PSUs provide that if a Change-in-Control occurs the number of PSUs earned will equal to the sum of any “banked” amounts relating to completed performance periods, plus (x) 100%, 80% or 60% of the target number of PSUs if the Change-in-Control occurs during fiscal year 2020, 2021 or 2022, respectively, with respect to the 2020 PSUs, and (y) 100%, 75% or 50% of the target number of PSUs if the Change-in-Control occurs during fiscal year 2021, 2022 or 2023, respectively, with respect to the 2021 PSUs. Subject to the NEO’s continued employment, these PSUs will vest on the last day of the performance period, provided that vesting will be accelerated if the NEO’s employment is terminated by us without Cause or by the NEO for Good Reason within two years following the Change-in-Control or if the successor entity in the Change-in-Control does not assume or substitute the awards in connection with the Change-in-Control.
The award agreements governing the NEOs' 2019, 2020 and 2021 annual equity awards also provide for accelerated vesting if the applicable NEO’s employment is terminated due to the NEO’s death or if we terminate the NEO’s employment due to the NEO’s disability.
Our equity plan gives the plan administrator (our Compensation Committee) discretion regarding treatment of outstanding equity awards in connection with a Change-in-Control and other transactions, which may include, among other things, canceling the awards in exchange for cash payments, accelerating the vesting of awards or providing for the successor entity to assume or substitute awards. The equity plan also provides that if a successor entity refuses to assume or substitute awards in connection with a Change-in-Control, the awards will either be canceled in exchange for cash payments or become fully vested.
Repayment of Mmes. Bausch’s and Scanlan's Sign-On Equity Awards and Sign-On Cash Bonuses
See "SVP, Global Industrial Coatings Offer Letter" and "SVP and Chief Human Resources Officer Offer Letter" above for details regarding the repayment obligations that are applicable under certain scenarios with respect to Mmes. Bausch's and Scanlan's respective sign-on equity awards and sign-on cash bonuses.

2022 PROXY STATEMENT	73

EXECUTIVE COMPENSATION

Estimate of Payments and Benefits
The table below reflects the severance payments and benefits and equity award vesting entitlements our NEOs would have been entitled to assuming a termination of employment effective as of December 31, 2021 (i) by us without Cause in the case of all NEOs, (ii) by a NEO for Good Reason (without a Change-in-Control), in the case of Messrs. Bryant, Lannon and Berube, (iii) by us without Cause or by the NEO for Good Reason within two years following a Change-in-Control and (iv) due to the NEO’s death or by us due to the NEO’s disability.
The NEOs would not be entitled to any severance payments or benefits or accelerated vesting of equity awards upon a termination of their employment by us for Cause or by the
NEO without Good Reason. The estimated value of accelerated vesting of equity awards was determined based on the closing price of our common shares on December 31, 2021. The amounts in the table do not reflect Mmes. Bausch's and Scanlan's respective sign-on cash bonuses. We would not reimburse NEOs for any excise or other taxes they owe under Section 4999 of the Internal Revenue Code or otherwise due to their receipt of “excess parachute payments.” The total benefits provided to a NEO in connection with a Change-in-Control would be reduced to the extent necessary to avoid the imposition of the Section 4999 excise tax if the effect of such reduction would be to place the NEO in a better after-tax economic position than if no such reduction had been made.
Name	Payment Type	Death/Disability ($)	Termination Without Cause or Resignation for Good Reason ($)	Termination Without Cause or Resignation for Good Reason Following a Change-in-Control ($)
Robert W. Bryant	Salary Severance	—	2,138,000	3,207,000
	Bonus Severance(1)	—	2,565,600	3,848,400
	Equity Award Vesting(2)	9,518,192	—	9,518,192
	Other Severance(3)	—	47,785	71,677
	Total	9,518,192	4,751,385	16,645,269
Sean M. Lannon	Salary Severance	—	575,000	1,150,000
	Bonus Severance(1)	—	485,370	970,740
	Equity Award Vesting(2)	2,412,343	—	2,412,343
	Other Severance(3)	—	21,457	42,914
	Total	2,412,343	1,081,827	4,575,997
Shelley J. Bausch	Salary Severance	—	500,000	1,000,000
	Bonus Severance(1)	—	350,000	700,000
	Equity Award Vesting	1,921,990(4)	1,037,484(5)	1,921,990(4)
	Other Severance(3)	—	10,962	21,924
	Total	1,921,990	1,898,446	3,643,915
Jacqueline D. Scanlan	Salary Severance	—	470,000	940,000
	Bonus Severance(1)	—	329,000	658,000
	Equity Award Vesting	1,425,803(6)	764,741(7)	1,425,803(6)
	Other Severance(3)	—	20,239	40,477
	Total	1,425,803	1,583,980	3,064,280
Brian A. Berube	Salary Severance	—	518,579	1,037,159
	Bonus Severance(1)	—	372,241	744,482
	Equity Award Vesting	2,581,513(8)	471,563(9)	2,581,513(8)
	Other Severance(3)	—	18,996	37,992
	Total	2,581,513	1,381,380	4,401,146
(1)
In addition to the amount shown, each NEO is entitled to receive an amount equal to any bonus earned by the NEO for the year prior to the year of termination, to the extent unpaid as of the termination date.

(2)
Reflects 2019, 2020 and 2021 annual grants of RSUs, PSUs and options, as applicable. As described in more detail above under the heading “2019-2021 PSUs,” the 2019 PSUs vested in February 2022 at 32.86% of target. Such 2019 PSUs were outstanding as of December 31, 2021 and therefore are included in these figures at the same vesting level as was approved by the Compensation Committee in February 2022.

(3)
Reflects estimated premium payment needed to continue group medical, dental and vision health insurance coverage for a period of 12-24 months after the termination date (or 24-36 months after a Change-in-Control).

(4)	Reflects 2021 annual grant of RSUs and PSUs and the sign-on RSUs granted to Ms. Bausch in January 2021.
(5)	Reflects the sign-on RSUs granted to Ms. Bausch in January 2021, which sign-on RSUs would vest upon a termination of Ms. Bausch's employment by us without Cause
(6)	Reflects 2021 annual grant of RSUs and PSUs and the sign-on RSUs granted to Ms. Scanlan in June 2021.

74	AXALTA COATING SYSTEMS

EXECUTIVE COMPENSATION

(7)	Reflects the sign-on RSUs granted to Ms. Scanlan in June 2021, which RSUs would vest upon a termination of Ms. Scanlan's employment by us without Cause.
(8)
Reflects 2019, 2020 and 2021 annual grants of RSUs, PSUs and options, as applicable, and the sign-on RSUs and options granted to Mr. Berube in June 2019. As described in more detail above under the heading “2019-2021 PSUs,” the 2019 PSUs vested in February 2022 at 32.86% of target. Such 2019 PSUs were outstanding as of December 31, 2021 and therefore are included in these figures at the same vesting level as was approved by the Compensation Committee in February 2022.

(9)	Reflects sign-on RSUs and options granted to Mr. Berube in June 2019.
The following definitions apply to the above termination scenarios:
•
Termination without Cause. A termination without “Cause” would occur if the Company terminates a NEO’s employment for any reason other than (i) the Board’s determination that the NEO failed to substantially perform the NEO’s duties (other than any such failure resulting from the NEO’s disability); (ii) the Board’s determination that the NEO failed to carry out or comply with any lawful and reasonable directive of the Board or the NEO’s immediate supervisor; (iii) the NEO’s conviction, plea of no contest, plea of nolo contendere or imposition of unadjudicated probation for any felony, indictable offense or crime involving moral turpitude; (iv) the NEO’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its subsidiaries or while performing the NEO’s duties and responsibilities; or (v) the NEO’s commission of an act of fraud, embezzlement, misappropriation, misconduct or breach of fiduciary duty against the Company or any of its subsidiaries. If the NEO fails to cure the event or condition within 30 days after the Company has delivered notice to the NEO, then “Cause” shall be deemed to have occurred as of the expiration of the 30-day cure period.

•
Termination for Good Reason. Each NEO that is party to an Executive Agreement has the right to resign for “Good Reason” in the event that any of the following events or conditions occurs without the NEO’s written consent: (i) a decrease in the NEO’s base salary, other than a reduction in the NEO’s base salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other similarly situated employees of the Company; (ii) a material decrease in the NEO’s authority or areas of responsibility as are commensurate with such NEO’s title or position; or (iii) the relocation of the NEO’s primary office to a location more than 35 miles from the NEO’s then-current primary office location. The NEO must provide written notice to the Company of the occurrence of any of the foregoing events or conditions within the later of 90 days of the occurrence of such event or condition or the date upon which the NEO reasonably became aware that such an event or condition had occurred. The Company has 30 days to cure such event or condition after receipt of written notice of such event or condition from the NEO. If the event or condition is not cured within 30 days after the NEO delivers notice to the Company, the NEO may resign for “Good Reason” as long as the resignation occurs before the first anniversary of the date notice was provided by the NEO. NEOs that are participants under the Severance Policy are not entitled to any severance in connection with a voluntary resignation of their respective employment.
•
Change-in-Control. A “Change-in-Control” generally would occur if (i) any person or entity acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the total combined voting power of our common shares outstanding immediately after such transaction; (ii) subject to certain exceptions the turnover of a majority of our Board during any 12-month period; or (iii) the consummation of a transaction or series of transactions in which our common shares outstanding immediately before the transaction or series of transactions cease to represent more than 70% of the combined voting power of the entity surviving the transaction or series of transactions.

Compensation Risk
In 2021, the Compensation Committee engaged Willis Towers Watson to complete a comprehensive review of our executive compensation programs and, based upon this review, we do not believe that the Company compensates or incentivizes executives in a manner that creates risks that are reasonably likely to have a material adverse effect on the Company. These programs and policies are described in more detail in the “Compensation Discussion and Analysis – Overview of Our Executive Compensation Practices” section of this Proxy Statement.

2022 PROXY STATEMENT	75

CEO PAY RATIO
The following is a reasonable estimate, prepared in accordance with SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer to that of our median employee, utilizing the methodology described below. Please note that SEC rules and guidance permit a variety of methodologies, exclusions, estimates and assumptions to be used in determining median employee compensation. In addition, employee populations and compensation programs differ by company. Therefore, the pay ratio reported by other companies may not be comparable to our pay ratio reported below.
SEC rules and regulations require a registrant to identify its median employee only once every three years, which we did in 2020. To identify our median employee in 2020, we collected data as of October 15, 2020 for all employees globally and used “base salary” as our consistently applied compensation measure. After applying the 5% de minimis exemption to exclude employees in certain countries, we established the median base salary of the remaining population, annualizing base salary for employees hired during 2020 and approximating annual base salary for hourly workers using hourly rates and reasonable estimates of hours worked. Using a valid statistical sampling methodology, we produced a sample of employees with a base salary within a 5% range of that median and selected an employee from within that group as our median employee.
For 2021, we concluded that we were unable to use the same median employee identified in 2020 because the employee’s salary is now higher than the 5% median range utilized in the statistical sampling approach. As such, as permitted by the SEC rules, we selected our median employee for 2021 by identifying another active employee whose 2020 compensation was substantially similar to the prior median employee’s compensation based upon the compensation measure used to select such prior median employee in 2020.
We determined the new median employee’s annual total compensation for 2021 was $63,344. As disclosed in the Summary Compensation Table on page 68, our Chief Executive Officer’s annual total compensation for 2021 was $6,775,219. Based on the foregoing, our estimate of the ratio of the annual total compensation of our Chief Executive Officer to that of our median employee was 107:1.

76	AXALTA COATING SYSTEMS

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2021, with respect to the common shares that may be issued under our existing equity compensation plans:
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	3,268,724(1)	$26.30(2)	10,054,815(1)(3)
Equity compensation plans not approved by security holders	—	—	—
(1)	Assumes 100% of target shares issued upon vesting of PSUs. Actual number of shares issued on vesting could be between zero and 200% of the target award amount.
(2)	Weighted average exercise price of outstanding options; excludes RSUs and PSUs.
(3)
Represents securities remaining available for future issuance under the Amended and Restated 2014 Incentive Award Plan and includes 1,794,911 shares that represent the incremental increase above target for a maximum payout for our outstanding PSUs.

2022 PROXY STATEMENT	77

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
We had 221,467,603 common shares outstanding as of April 14, 2022. The following table sets forth information with respect to the beneficial ownership of our common shares by:
•	each person known to us to own beneficially more than 5% of our capital stock;
•	each of our directors;
•	each of our NEOs; and
•	all of our directors and executive officers as a group (16 persons).
The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are not deemed to be outstanding for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the shares of capital stock and the business address of each such beneficial owner, other than Vanguard, Barrow Hanley, MFS, Boston Partners and BlackRock, is c/o Axalta Coating Systems Ltd., 50 Applied Bank Blvd, Suite 300, Glen Mills, PA 19342.
	Number of Common Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent of Class
Principal Members
The Vanguard Group(1)	20,507,338	9.3%
Barrow Hanley Global Investors(2)	15,216,410	6.9%
Massachusetts Financial Services Company(3)	14,998,620	6.8%
Boston Partners(4)	14,303,427	6.5%
BlackRock Inc.(5)	12,180,868	5.5%
Named Executive Officers and Directors (as of April 14, 2022)
Robert W. Bryant(6)	576,227	*
Sean M. Lannon(7)	126,933	*
Shelley J. Bausch(8)	6,910	*
Jacqueline D. Scanlan(9)	2,873	*
Brian A. Berube(10)	104,769	*
Steven M. Chapman	11,133	*
William M. Cook	20,320	*
Tyrone M. Jordan(11)	3,475	*
Deborah J. Kissire	34,634	*
Elizabeth C. Lempres	34,634	*
Robert M. McLaughlin	90,710	*
Rakesh Sachdev	10,320	*
Samuel L. Smolik	40,834	*
Executive officers and directors as a group (16 persons)	1,155,472	0.5%
*	Denotes less than 1.0% of beneficial ownership.
(1)
Reflects ownership as of December 31, 2021 as reported on the most recent Schedule 13G filed with the SEC on February 9, 2022 by The Vanguard Group ("Vanguard"), located at 100 Vanguard Blvd, Malvern, PA 19355. Vanguard reports sole power to vote or direct the vote of 0 shares, shared power to vote or direct the vote of 103,325 shares, sole power to dispose or to direct the disposition of 20,214,383 shares and shared power to dispose of or to direct the disposition of 292,955 shares. Vanguard has certified that these common shares were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

78	AXALTA COATING SYSTEMS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(2)
Reflects ownership as of December 31, 2021 as reported on the most recent Schedule 13G filed with the SEC on February 11, 2022 by Barrow Hanley Global Investors ("Barrow Hanley"), located at 2200 Ross Avenue, 31st Floor, Dallas, TX 75201-2761. Barrow Hanley reports sole power to vote or direct the vote of 10,999,041 shares, shared power to vote or direct the vote of 4,217,369 shares, sole power to dispose or to direct the disposition of 15,216,410 shares and shared power to dispose of or to direct the disposition of 0 shares. Barrow Hanley has certified that these common shares were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(3)
Reflects ownership as of December 31, 2021 as reported on the most recent Schedule 13G filed with the SEC on February 2, 2022 by Massachusetts Financial Services Company ("MFS"), located at 111 Huntington Avenue, Boston, MA 02199. MFS reports sole power to vote or direct the vote of 13,799,917 shares, shared power to vote or direct the vote of 0 shares, sole power to dispose or to direct the disposition of 14,998,620 shares and shared power to dispose of or to direct the disposition of 0 shares. MFS has certified that these common shares were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(4)
Reflects ownership as of December 31, 2021 as reported on the most recent Schedule 13G filed with the SEC on February 11, 2022 by Boston Partners, located at One Beacon Street 30th Floor, Boston, MA 02108. Boston Partners reports sole power to vote or direct the vote of 12,336,972 shares, shared power to vote or direct the vote of 22,092 shares, sole power to dispose or to direct the disposition of 14,303,427 shares and shared power to dispose of or to direct the disposition of 0 shares. Boston Partners has certified that these common shares were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(5)
Reflects ownership as of December 31, 2021 as reported on the most recent Schedule 13G filed with the SEC on February 7, 2022 by BlackRock, Inc. ("BlackRock"), located at 55 East 52nd Street, New York, NY 10055. BlackRock reports sole power to vote or direct the vote of 11,380,970 shares, shared power to vote or direct the vote of 0 shares, sole power to dispose or to direct the disposition of 12,180,868 shares and shared power to dispose of or to direct the disposition of 0 shares. BlackRock has certified that these common shares were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(6)	Includes 188,923 common shares and 387,304 common shares underlying vested options .
(7)	Includes 41,659 common shares and 85,274 common shares underlying vested options .
(8)	Consists entirely of common shares.
(9)	Consists entirely of common shares underlying part of an RSU grant that is scheduled to vest in such part within 60 days of the Record Date.
(10)
Includes 23,909 common shares, 14,268 common shares underlying part of an RSU grant that is scheduled to vest in such part within 60 days of the Record Date and 66,592 common shares underlying vested options and options that are scheduled to vest within 60 days of the Record Date.

(11)	Consists entirely of common shares underlying an RSU grant that is scheduled to vest in full within 60 days of the Record Date.

2022 PROXY STATEMENT	79

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Why did I receive these Proxy Materials?
You are receiving this Proxy Statement because you owned Axalta common shares at the close of business on April 14, 2022 (the “Record Date”), and that entitles you to vote at the Annual Meeting. By use of a proxy, you can vote regardless of whether you attend the Annual Meeting.
We are furnishing proxy materials to our shareholders, referred to as “members” under Bermuda law, primarily via the Internet, instead of mailing printed copies of those materials. On or about April 22, 2022, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders. The Notice contains instructions about how to access our proxy materials and vote via the Internet. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via e-mail unless you elect otherwise.
Who is entitled to vote at the Annual Meeting?
Holders of our outstanding common shares at the close of business on the Record Date are entitled to vote their shares at the Annual Meeting. As of the Record Date, 221,467,603 common shares were issued and outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting.
The presence at the Annual Meeting through virtual attendance or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at the Annual Meeting, or 110,733,802 shares, will constitute a quorum for the transaction of business at the Annual Meeting.
What will I be voting on at the Annual Meeting and how does the Board recommend that I vote?
There are three proposals that shareholders will vote on at the Annual Meeting:
Proposal	Board Recommendation
No. 1 – Election of nine directors to serve until the 2023 Annual General Meeting of Members.	FOR
No. 2 – Appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm and auditor until the conclusion of the 2023 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof.
FOR
No. 3 – Non-binding advisory vote to approve the compensation paid to our named executive officers.	FOR
Robert W. Bryant, Sean M. Lannon and Brian A. Berube, three of our executive officers, have been selected by our Board to serve as proxy holders for the Annual Meeting. All of our common shares represented by properly delivered proxies received in time for the Annual Meeting will be voted at the Annual Meeting by the proxy holders in the manner specified in the proxy by the shareholder. If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares in accordance with the recommendations of the Board.
What vote is required to approve each proposal?
The common shares of a member whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present.
If you are a beneficial owner of shares and do not provide the record holder of your shares with specific voting instructions, your record holder may vote your shares on the appointment of PwC as our independent registered

80	AXALTA COATING SYSTEMS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

public accounting firm and auditor until the conclusion of the 2023 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof (Proposal No. 2). However, your record holder cannot vote your shares without specific instructions on the election of directors (Proposal No. 1) or the non-binding advisory vote on the compensation paid to our named executive officers (Proposal No. 3). If your record holder does not receive instructions from you on how to vote your shares on Proposal Nos. 1 or 3, your record holder will inform the inspector of election that it does not have the authority to vote on the applicable proposal with respect to your common shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting, but they will not be counted in determining the outcome of the vote on the applicable proposal. The following table summarizes the votes required for passage of each proposal and the effect of abstentions and broker non-votes.
Proposal	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
No. 1 – Election of nine directors to serve until the 2023 Annual General Meeting of Members.	Directors will be elected by a plurality of the votes cast, meaning the directors receiving the largest number of “for” votes will be elected.	Abstentions and broker non-votes will not affect the outcome of the vote.
No. 2 – Appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm and auditor until the conclusion of the 2023 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof.
	Approval by a majority of the votes cast.	Abstentions and broker non-votes will not affect the outcome of the vote.
No. 3 – Non-binding advisory vote to approve the compensation paid to our named executive officers.	Approval by a majority of the votes cast.	Abstentions and broker non-votes will not affect the outcome of the vote.
Could other matters be decided at the Annual Meeting?
As of the date of this Proxy Statement, our Board is not aware of any matters, other than those described in this Proxy Statement, which are to be voted on at the Annual Meeting. If any other matters are properly raised at the
Annual Meeting, however, the persons named as proxy holders intend to vote the shares represented by your proxy in accordance with their judgment on such matters.
What is the difference between holding common shares as a member of record and as a beneficial owner?
If your common shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the “member of record.” The Notice has been or will be sent directly to you.
If your common shares are held in a stock brokerage account, by a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” The Notice has been or will be sent to you by your broker, bank or other holder of record who is considered, with respect to those shares, to be the member of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account.
How do I vote?
Member of Record. If you are a member of record, you may vote by using any of the following methods:
•
Through the Internet. You may vote by proxy through the Internet by following the instructions on the Notice or the instructions on the proxy card if you request printed copies of the proxy materials by mail.

•
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free telephone number shown on the proxy card and following the recorded instructions.

2022 PROXY STATEMENT	81

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

•
By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the proxy card and sending it back to the Company in the envelope provided.

•
In Person at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares at the meeting. We encourage you, however, to vote ahead of time through the Internet, by telephone or by mail as described above even if you plan to attend the Annual Meeting so that your shares will be voted in the event you later decide not to attend the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of shares, you may vote by using any of the following methods:
•
Through the Internet. You may vote by proxy through the Internet by following the instructions provided in the Notice and the voting instruction form provided by your broker, bank or other holder of record.

•
By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form and following the recorded instructions.

•
By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the voting instruction form and sending it back to the record holder in the envelope provided.

•
In Person at the Annual Meeting. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other holder of record and present it at the Annual Meeting. Please contact that organization for instructions regarding obtaining a legal proxy.

May I change my vote after I have submitted a proxy?
If you are a member of record, you have the power to revoke your proxy at any time prior to the Annual Meeting by:
•	delivering to our Corporate Secretary an instrument revoking the proxy;
•	delivering a new proxy in writing, through the Internet or by telephone, dated after the date of the proxy being revoked; or
•	attending the Annual Meeting and voting (attendance without casting a ballot will not, by itself, constitute revocation of a proxy).
If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also revoke your previous voting instructions by voting at the Annual Meeting as described above.
What do I need to do to attend the meeting?
In order to be admitted to the Annual Meeting, you must present proof of ownership of Axalta common shares as of the close of business on the Record Date in any of the following ways:
•	a brokerage statement or letter from a bank or broker that is a record holder indicating your ownership of Axalta common shares as of the close of business on April 14, 2022;
•	your Notice of Internet Availability of Proxy Materials;
•	a printout of your proxy distribution email (if you received your materials electronically);
•	your proxy card;
•	your voting instruction form; or
•	a legal proxy provided by your broker, bank or nominee.
Any holder of a proxy from a member must present the proxy card, properly executed, and a copy of one of the proofs of ownership listed above. Members and proxy holders must also present a form of photo identification, such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures or COVID-19 restrictions described below.
What does it mean if I receive more than one Notice, proxy card or voting instruction form?
If you received more than one Notice, proxy card or voting instruction form, it means you hold your common shares in more than one name or are registered as the holder of common shares in different accounts. Please follow the voting instructions included in each Notice, proxy card and voting instruction form to ensure that all of your shares are voted.

82	AXALTA COATING SYSTEMS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

I share an address with another member, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
To reduce costs and reduce the environmental impact of our Annual Meeting, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, members of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only a single copy of this Proxy Statement and 2021 Annual Report, unless we have received contrary instructions from such member. Members who participate in householding will continue to receive separate proxy cards and Notices.
We will promptly deliver, upon written or oral request, individual copies of this Proxy Statement or the 2021 Annual Report to any member that received a householded mailing. If you would like an additional copy of this Proxy Statement or 2021 Annual Report, or you would like to request separate copies of future proxy materials, please contact our Corporate Secretary, by mail at 50 Applied Bank Blvd, Suite 300, Glen Mills, PA 19342, or by telephone at (855) 547-1461. If you are a beneficial owner, you may contact the broker or bank where you hold the account.
If you are eligible for householding, but you and other members of record with whom you share an address currently receive multiple copies of our Proxy Statement and 2021 Annual Report, or if you hold common shares in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Solutions, Inc. by mail at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by telephone at (800) 542-1061.
Who will serve as the proxy tabulator and inspector of election?
A representative from Broadridge will serve as the independent inspector of election and will tabulate votes cast by proxy or at the Annual Meeting. We will report the results in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting.
Who is paying for the cost of this proxy solicitation?
Our Board is soliciting the proxy accompanying this Proxy Statement. The Company will pay all proxy solicitation costs. Proxies may be solicited by our officers, directors and employees, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email or the Internet. We will pay brokers, banks and certain other holders of record holding common shares in their names or in the names of nominees, but not owning such shares beneficially, for the expense of forwarding solicitation materials to the beneficial owners. In addition, we have hired a proxy solicitation firm, Innisfree M&A Incorporated, to assist us in soliciting proxies. We will pay Innisfree M&A Incorporated a fee of $17,500 plus their expenses.
Is there a list of members entitled to vote at the Annual Meeting?
A list of members entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting, between the hours of 8:00 a.m. and 4:00 p.m., Atlantic Time, at our registered offices at
Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. If you would like to view the member list, please contact our Corporate Secretary to schedule an appointment.
Will the in-person meeting be subject to COVID-19-related restrictions?
We are mindful of the public health and travel concerns that our shareholders may have regarding the in-person 2022 Annual General Meeting of Members. We will enforce appropriate protocols in accordance with the then-applicable federal, state and local guidelines, mandates or recommendations or facility requirements. These protocols may include the use of face coverings, proof of vaccination and maintaining appropriate social distancing. We may also impose additional procedures or limitations on meeting attendees. We plan to announce updates, if any, through press releases and on the "Investors" section of our website. Please check our website in advance of the 2022 Annual General Meeting of Members if you plan to attend in person.

2022 PROXY STATEMENT	83

SHAREHOLDER PROPOSALS FOR THE COMPANY’S 2023 ANNUAL GENERAL MEETING OF MEMBERS
Shareholders who intend to present proposals at the 2023 Annual General Meeting of Members, or the “2023 Annual Meeting,” and who wish to have such proposals included in the proxy statement for such meeting pursuant to SEC Rule 14a-8, must submit such proposals in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Axalta Coating Systems Ltd., 50 Applied Bank Blvd, Suite 300, Glen Mills, PA 19342, and such proposals must be received no later than December 23, 2022. Such proposals must meet the requirements set forth in the rules and regulations of the SEC, in order to be eligible for inclusion in the Company’s proxy statement for its 2023 Annual Meeting.
Shareholders who wish to nominate directors or introduce an item of business at the 2023 Annual Meeting, without including such matters in the Company’s 2023 proxy statement, must comply with the informational requirements and the other requirements set forth in the Bye-laws. Nominations or an item of business to be introduced at the 2023 Annual Meeting must be submitted in writing and received by the Company no earlier than
February 8, 2023 and no later than March 10, 2023 (i.e., no more than 120 days and no less than 90 days prior to June 8, 2023, the first anniversary of the Annual Meeting). A copy of the Bye-laws, which sets forth the informational requirements and other requirements, can be obtained from the Corporate Secretary of the Company.
In addition to satisfying the requirements under our Bye-laws, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be submitted in writing to us no later than 60 calendar days prior to the first anniversary date of the Annual Meeting. If the date of the 2023 Annual Meeting is changed by more than 30 calendar days from the anniversary of the Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2023 Annual Meeting or the tenth calendar day following the day on which public announcement of the date of the 2023 Annual Meeting is first made.
AVAILABLE INFORMATION
Our website (www.axalta.com) contains copies of our Code of Business Conduct and Ethics that applies to all of our directors, executive officers and other employees, our Corporate Governance Guidelines and the charters of our Audit, Compensation, Nominating & Corporate Governance and EHS&S Committees, each of which can be downloaded free of charge.
Printed copies of our Code of Business Conduct and Ethics, Corporate Governance Guidelines and charters of our Audit, Compensation, Nominating & Corporate Governance and EHS&S Committees and any of our reports on Form 10-K,
Form 10-Q and Form 8-K and all amendments to those reports, can also be obtained free of charge (other than a reasonable duplicating charge for exhibits to our reports on Form 10-K, Form 10-Q and Form 8-K) by any shareholder who requests them from our Investor Relations Department:
Investor Relations
Axalta Coating Systems Ltd.
50 Applied Bank Blvd, Suite 300
Glen Mills, PA 19342 U.S.A.

84	AXALTA COATING SYSTEMS

SHAREHOLDER PROPOSALS FOR THE COMPANY’S 2023 ANNUAL GENERAL MEETING OF MEMBERS

INCORPORATION BY REFERENCE
The information on our website is not, and should not be deemed to be, a part of this Proxy Statement, or incorporated into any other filings we make with the SEC.
BY ORDER OF THE BOARD OF DIRECTORS

Brian A. Berube
Senior Vice President, General Counsel &
Corporate Secretary

April 22, 2022
Glen Mills, PA

2022 PROXY STATEMENT	85

Appendix A - Non-GAAP Measures
Adjusted EBIT, Adjusted Diluted EPS and free cash flow are not measures of financial performance under U.S. generally accepted accounting principles (GAAP) and should not be considered substitutes for measures of performance reported under GAAP.
The following table reconciles income from operations to adjusted EBIT for the period presented:
($ in millions)		FY 2021
	Income from operations	$462.4
	Other income, net	(12.3)
	EBIT	474.7
A	Debt extinguishment and refinancing related costs	0.2
B	Termination benefits and other employee-related costs	36.9
C	Strategic review and retention costs	9.7
D	Acquisition and divestiture-related costs	16.9
E	Impairment charges	0.8
F	Pension special events	0.4
G	Accelerated depreciation	2.5
H	Indemnity income	(0.4)
I	Operational matter	4.4
J	Brazil indirect tax	(8.3)
K	Gains on sales of facilities	(19.7)
L	Step-up depreciation and amortization	105.1
	Adjusted EBIT	$623.2
A
Represents expenses and associated changes to estimates related to the prepayment, restructuring and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

B
Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs. Employee termination benefits are primarily associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

C
Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees, which were earned over a period of 18-24 months, ending in September 2021. These amounts are not considered indicative of our ongoing performance.

D
Represents acquisition and divestiture-related expenses and non-cash fair value inventory adjustments associated with our business combinations, all of which are not considered indicative of our ongoing operating performance. The amount includes $1.0 million of due diligence costs associated with an unconsummated M&A transaction.

E	Represents impairment charges, which are not considered indicative of our ongoing performance. The amount includes a recovered gain on a previously impaired asset.
F
Represents certain defined benefit pension costs associated with special events, including pension curtailments, settlements and special termination benefits, which we do not consider indicative of our ongoing operating performance.

G
Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments, which we do not consider indicative of our ongoing operating performance.

H	Represents indemnity income associated with acquisitions, which we do not consider indicative of our ongoing operating performance.
I
Represents expenses, changes in estimates and insurance recoveries for probable liabilities related to an operational matter in the Mobility Coatings segment, which is not indicative of our ongoing operating performance.

J	Represents non-recurring income related to a law change with respect to certain Brazilian indirect taxes which was recorded within other (income) expense, net.
K	Represents non-recurring income related to the sales of previously closed manufacturing facilities and a customer training facility.
L
Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

2022 PROXY STATEMENT	A-1

The following table reconciles net income to adjusted net income for adjusted diluted net income per share for the periods presented (in millions, except per share data):
($ in millions)		FY 2021	FY 2020
	Net income	$264.4	$122.0
	Less: Net income attributable to noncontrolling interests	0.5	0.4
	Net income attributable to controlling interests	263.9	121.6
A	Debt extinguishment and refinancing related costs	0.2	34.4
B	Termination benefits and other employee-related costs	36.9	74.9
C	Strategic review and retention costs	9.7	30.7
D	Acquisition and divestiture-related costs	16.9	0.3
E	Impairment charges	0.8	5.7
F	Pension special events	0.4	(0.4)
G	Accelerated depreciation	2.5	9.2
H	Indemnity (income) loss	(0.4)	0.3
I	Operational matter	4.4	—
J	Brazil indirect tax	(8.3)	—
K	Gains on sales of facilities	(19.7)	—
L	Step-up depreciation and amortization	105.1	109.7
	Total adjustments	$148.5	$264.8
M	Income tax provision impacts	25.4	71.4
	Adjusted net income	$387.0	$315.0
	Adjusted diluted net income per share	$1.67	$1.33
	Diluted weighted average shares outstanding	231.9	236.0
A
Represents expenses and associated changes to estimates related to the prepayment, restructuring and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

B
Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs. Employee termination benefits are primarily associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

C
Represents costs for legal, tax and other advisory fees pertaining to our review of strategic alternatives that was concluded in March 2020, as well as retention awards for certain employees, which were earned over a period of 18-24 months ending in September 2021. These amounts are not considered indicative of our ongoing performance.

D
Represents acquisition and divestiture-related expenses and non-cash fair value inventory adjustments associated with our business combinations, all of which are not considered indicative of our ongoing operating performance. The amount for the year ended December 31, 2021 includes $1.0 million of due diligence costs associated with an unconsummated M&A transaction.

E	Represents impairment charges, which are not considered indicative of our ongoing performance. The amount for the year ended December 31, 2021 includes a recovered gain on a previously impaired asset.
F
Represents certain defined benefit pension costs associated with special events, including pension curtailments, settlements and special termination benefits, which we do not consider indicative of our ongoing operating performance.

G
Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments, which we do not consider indicative of our ongoing operating performance.

H	Represents indemnity (income) loss associated with acquisitions, which we do not consider indicative of our ongoing operating performance.
I
Represents expenses, changes in estimates and insurance recoveries for probable liabilities related to an operational matter in the Mobility Coatings segment, which is not indicative of our ongoing operating performance.

J	Represents non-recurring income related to a law change with respect to certain Brazilian indirect taxes which was recorded within other (income) expense, net.
K	Represents non-recurring income related to the sales of previously closed manufacturing facilities and a customer training facility.
L
Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

M
The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure. Additionally, the income tax impact includes the removal of discrete income tax impacts within our effective tax rate which were benefits of $1.0 million and $22.4 million for the years ended December 31, 2021 and 2020, respectively. The tax benefits for the year ended December 31, 2020 include the removal of a significant one-time benefit associated with the recognition of a deferred tax asset related to an intra-entity transfer of certain intellectual property rights. The tax benefits for the year ended December 31, 2021 include the deferred tax benefit ratably amortized into our adjusted income tax rate as the tax attribute is realized.

A-2	AXALTA COATING SYSTEMS

The following table reconciles cash provided by operating activities to free cash flow for the period presented:
($ in millions)	FY 2021
Cash provided by operating activities	$558.6
Purchase of property, plant and equipment	(121.6)
Interest proceeds on swaps designated as net investment hedges	18.0
Free cash flow	$455.0

2022 PROXY STATEMENT	A-3

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D76419-P67646

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AXALTA COATING SYSTEMS LTD.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of nine directors to serve until the 2023 Annual General Meeting of Members	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Robert W. Bryant
02) Steven M. Chapman
03) William M. Cook
04) Tyrone M. Jordan
05) Deborah J. Kissire
06) Elizabeth C. Lempres
07) Robert M. McLaughlin
08) Rakesh Sachdev
09) Samuel L. Smolik

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D76420-P67646

AXALTA COATING SYSTEMS LTD.
Annual General Meeting of Members
June 8, 2022 10:00 AM Eastern Daylight Time
This proxy is solicited by the Board of Directors

The member hereby appoints Robert W. Bryant, Sean M. Lannon and Brian A. Berube, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of AXALTA COATING SYSTEMS LTD. that the member is entitled to vote at the Annual General Meeting of Members to be held at 10:00 AM, Eastern Daylight Time on June 8, 2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side